UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Callon Petroleum Company
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CALLON PETROLEUM COMPANY

200 NORTH CANAL STREET

NATCHEZ, MISSISSIPPI 39120

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

Dear fellow Stockholders:

Notice is hereby given and you are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Callon Petroleum Company (“Callon,” the “Company,” “us,” “we,” “our” or like terms), a Delaware corporation, which will be held in Natchez, Mississippi, on Thursday, May 11, 2017, at 9:00 a.m. Central Daylight Time (“CDT”), in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, for the following purposes:

1.	To elect three Class II Directors to serve on our board of directors, each for three years;
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”);
3.	To approve, on a non-binding advisory basis, the frequency of our future advisory votes on the compensation of our NEOs;
4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The Notice of Meeting and Proxy Statement herein provide further information on the Company’s performance and corporate governance and describe the matters to be presented at the Annual Meeting. Only holders of record of our common stock at the close of business on March 17, 2017 (the “Record Date”), are entitled to notice of and to attend the Annual Meeting and to vote on the above listed matters. Beginning on or about March 29, 2017, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contained instructions on how to access the Proxy Statement and related materials online and how to vote your shares. Instructions for requesting a paper copy of the proxy materials are contained in the Notice. A list of stockholders entitled to vote at the Annual Meeting will be available at our office at 200 North Canal Street, Natchez, MS 39120 during normal business hours for a period of ten days prior to the meeting and will also be available for inspection at the Annual Meeting.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible. See “Annual Meeting Information” towards the end of this Proxy Statement for more details.

We thank you for your continued support and look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

By: /s/ B.F. Weatherly
Natchez, Mississippi	B.F. Weatherly
March 29, 2017	Corporate Secretary

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 11, 2017:

This Proxy Statement and our 2016 Annual Report on Form 10-K are available at

https://www.iproxydirect.com/CPE and www.callon.com

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

Morrow Sodali LLC

470 West Avenue - 3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400.

Stockholders, please call toll free (877)  787-9239.

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in the Proxy Statement. This is a summary only and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and is not a form for voting. You should read the entire Proxy Statement carefully before voting. Additional information regarding our 2016 performance can be found in our Annual Report on Form 10-K.

2017 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	May 11, 2017, at 9:00 a.m., Central Daylight Time
LOCATION:	Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120
RECORD DATE:	March 17, 2017
PROXY VOTING:	Stockholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting

PROPOSALS AND BOARD RECOMMENDATION
Board
Proposal		Recommendation
NO. 1:	Election of Three Director Nominees to Serve for a Three-Year Term	FOR each nominee
NO. 2:	Advisory Vote to Approve Named Executive Officer Compensation	FOR
NO. 3:	Advisory Vote on Frequency of Advisory Votes on Executive Compensation	ONE YEAR
NO. 4:	Ratification of the Appointment of Grant Thornton, LLP as the Company’s Independent Registered Public Accounting Firm for 2017	FOR

2016 PERFORMANCE HIGHLIGHTS

2016 was a transformative year for the Company. We moderated our level of drilling activity and high-graded our investments to the highest returning projects to preserve our financial flexibility, while also maintaining operational momentum. Our ability to pivot our operations and maintain a solid financial position allowed us to selectively pursue attractive acquisition opportunities, ultimately putting us in the position to significantly grow our net surface acreage position. Highlights of our 2016 operating and financial performance include:

•

Completed multiple strategic acquisitions, growing our net surface acreage position by approximately 122%, creating two new core operating areas and increasing our total acreage footprint by 56,975 gross (38,583 net) acres. These transactions included 29,423 gross (21,895 net) acres in our legacy Midland Basin area and 27,552 gross (16,688 net) acres in the Delaware Basin, representing our initial entry into that Permian sub-basin.

•

Significant year-over-year production growth, increasing total production 59% from 3,508 MBOE in 2015 to 5,573 MBOE in 2016, and increasing daily production 59% to 15,227 BOE/d in 2016 (77% oil) vs. 9,610 BOE/d in 2015.

•

Significant growth in proved reserves, increasing reserves by 69% to 91.6 MMBOE in 2016 (78% oil) vs. 54.3 MMBOE at year-end 2015, including reserve extensions and discoveries replacement in 2016 of 17.3 MMBOE.

•	Drilled and completed our 100th horizontal well in the Midland Basin.
•	Continued our strong safety performance in 2016, achieving an exceptional OSHA Recordable Incident Rate (“ORIR”) in the field of 0.58, below our average ORIRs reported for the past three years.
•	Increased PUDs by 88% from 25.7 MMBOE in 2015 to 48.3 MMBOE in 2016.
•	Increased total revenue by 46%, or $63.4 million, from $137.5 million in 2015 to $200.9 million in 2016.
•

Further strengthened our balance sheet and financial flexibility through the completion of four strategic equity offerings for $1.358 million in net proceeds, funding acquisition growth, increasing liquidity and reducing leverage.

•	Achieved an indication to increase our Credit Facility borrowing base from $385 million to $500 million, electing to maintain at $385 million.
•

Added significant new net resource potential and more than 950 delineated horizontal drilling locations in the Permian and Delaware Basins, bringing our total inventory of potential locations targeting currently producing zones to over 1,550.

•

Continued to enhance operating efficiencies by driving sustainable cost reductions across all areas, reducing LOE by 11% to $6.88/BOE vs. $7.71/BOE in 2015 and reducing G&A by 42% to $4.72/BOE vs. $8.08/BOE in 2015.

EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. In this Proxy Statement, you will find a discussion of our pay-for-performance compensation program structured to align executive pay with Company performance, stockholder expectations and prevailing market practices. Key actions in 2016 included the following:

•

As a result of the achievements detailed above and in the Compensation Discussion and Analysis (“CD&A”) section, the Compensation Committee awarded bonuses above target for our NEOs for 2016 performance;

•	In May 2016, the Compensation Committee granted long-term incentives to our NEOs, 60% of which were tied to our “Total Stockholder Return,” or “TSR”;
•

The Compensation Committee certified the results of the 2014 grants of TSR phantom shares, which measured our TSR against certain of our peers for the 2014-2016 time period. We ranked first out of 10 peers, resulting in 200% of the targeted number of phantom shares vesting; and

•

The Compensation Committee approved the first increase in our  Chief Executive Officer’s (“CEO’s”) base salary in four years and increased the salaries of three NEOs and granted restricted stock unit awards commensurate with their promotions.

APPROXIMATELY 97% OF THE SHARES VOTED AT OUR 2016 ANNUAL MEETING APPROVED OUR 2015 EXECUTIVE COMPENSATION BY SUPPORTING OUR “SAY-ON-PAY” PROPOSAL.

KEY ELEMENTS OF OUR EXECUTIVE COMPENSATION

•	“Pay-for-Performance” philosophy linking compensation directly to performance, with a significant portion of total annual compensation placed “at risk”
•	Competitive base salary
•	Annual cash bonus incentive tied to the achievement of specified Company performance goals
•	Long-term equity or equity-based incentive awards and performance share program based on relative TSR
•	Do not set performance metrics that would encourage excessive risk-taking
•	Aligning internal pay parity and consistency while generally considering peer compensation metrics for individual roles and executive officers
•	Do not provide significant perquisites to our executive officers, but provide other benefit plans and programs, such as retirement, health benefits and severance protection

GOVERNANCE HIGHLIGHTS

We are committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our stockholders and helps build public trust in our Company. We continually assess our core values and governance principles to ensure that we operate our business responsibly, ethically and in a manner aligned with the interests of our stockholders. Highlights of our commitment to strong corporate governance include the following:

•	Board meetings in 2016: 9
•	Committee meetings: Audit – 5; Compensation – 4; Nominating and Corporate Governance – 2; Strategic Planning and Reserves – 3
•	7 out of 8 Directors are independent and committees are comprised entirely of independent Directors
•	Board recently refreshed with three new independent Directors (two in 2014 and one in 2015)
•	Board includes a balance of experience, tenure and qualifications in areas important to our business

•	Overboarding policy in place for Directors
•	Regular executive sessions of independent Directors
•	Conduct annual Board and committee self-evaluations
•	Annual Say-On-Pay voting
•	Majority vote standard for uncontested Director elections
•	Classified Board of Directors with staggered terms to align with the long-term nature of business
•	Significant Director and executive officer stock ownership guidelines
•	Regular succession planning
•	Independent executive compensation consultant reporting to the Compensation Committee
•	No employment agreements with NEOs
•	No excise or other tax gross-ups in our compensation plans
•	Double-trigger change-in-control provisions in our change-in-control plan with fixed term
•	No Poison Pill (Stockholder Rights Plan)
•	Anti-hedging and pledging policies
•	Active stockholder engagement practices

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of eight directors, and our Certificate of Incorporation provides for a classified Board. The current Board is divided into three classes designated as Class I, Class II and Class III, with staggered, three-year terms. The following table provides information with respect to the nominees and all current directors whose terms will continue after the 2017 Annual Meeting until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

		Director
Name	Age	Since	Position (Committee Memberships)
Class I Directors (term expires in 2019)
Larry D. McVay	69	2007	Director (a,b,c,d)
John C. Wallace	78	1994	Director (a,b,c,d)
Michael L. Finch	61	2015	Director (c)
Class II Directors (term expires in 2017)
Anthony J. Nocchiero	65	2011	Director, Nominee (a,b,c,d)
Matthew R. Bob	59	2014	Director, Nominee (c,d)
James M. Trimble	68	2014	Director, Nominee (b,d)
Class III Directors (term expires in 2018)
Fred L. Callon	67	1994	Director, Chairman of the Board and CEO
L. Richard Flury	69	2004	Director (a,b,c,d)

(a)	Audit Committee
(b)	Compensation Committee
(c)	Nominating and Corporate Governance Committee
(d)	Strategic Planning and Reserves Committee

Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated three continuing Class II Directors, Anthony J. Nocchiero, Matthew R. Bob and James M. Trimble, to stand for re-election to the Board for a three-year term expiring at our 2020 Annual Meeting, or, in each case, until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Director Nominees

The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board.

Anthony J. Nocchiero was first elected to the Board in March 2011. Since 2010, Mr. Nocchiero has been retired. From April 2007 until September 2010, Mr. Nocchiero held the position of senior vice president and Chief Financial Officer for CF Industries, Inc. From July 2005 until March 2007, he was the Vice President and CFO for Merisant Worldwide, Inc. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 until December 2001, Mr. Nocchiero served as Vice President and CFO of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation in various financial and management positions, including service as Amoco’s Vice President and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Nocchiero has previous experience serving as a member of the board of directors of various public and private companies, including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce. He brings to Callon a broad knowledge of the oil and gas industry, as well as extensive experience with finance and M&A related transactions, which we believe benefits the Board. In addition, Mr. Nocchiero has the accounting or financial management expertise to be considered a “financial expert” as defined and required by New York Stock Exchange (“NYSE”) rules and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Matthew R. Bob was elected to the Board at the 2014 Annual Meeting. Mr. Bob has been the founder and Managing Member of MB Exploration and affiliated companies since 1994. MB Exploration is engaged in the oil and gas exploration, development and consulting business. Effective August 1, 2014, Mr. Bob was appointed

President of Eagle Oil and Gas. Mr. Bob also served as President of Hall Phoenix Energy LLC, a privately held oil and gas company, from 2009 to 2011. Prior to forming MB Exploration in 1994, Mr. Bob was Chief Geophysicist at Pitts Oil Company. He began his career at Union Oil Company of California where he held various geological positions. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana. He holds a B.A. in Geology from St. Louis University, an M.S. in Geology from Memphis University, and is a graduate of Harvard University's Executive Management Program. We believe Mr. Bob’s extensive experience in the oil and gas business and his technical expertise are a benefit to the Board of Directors.

James M. Trimble was elected to our Board at the 2014 Annual Meeting. Mr. Trimble served as CEO and President of PDC Energy, Inc. from 2011 until his resignation effective January 1, 2015, and has served on the board of PDC since 2009. Mr. Trimble was an officer of PDC in September 2013 when twelve partnerships for which PDC was the managing general partner each filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division. From 2005 until 2010, Mr. Trimble was Managing Director of Grand Gulf Energy, Limited, a public company traded on the Australian Securities Exchange, and President and CEO of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma. From 2000 through 2004, Mr. Trimble was CEO of Elysium Energy and then TexCal Energy LLC, both of which were privately held oil and gas companies that he managed through workouts. Prior to this, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas, a publicly traded independent energy company. Mr. Trimble was hired in July 2002 as CEO of TexCal (formerly Tri-Union Development) to manage a distressed oil and gas company through bankruptcy, and that company filed for Chapter 11 reorganization within 45 days after the date that Mr. Trimble accepted such employment. He successfully managed the company through its exit from bankruptcy in 2004. Mr. Trimble currently serves on the Board of Directors of Crestone Peak Resources LLC (a private company operation in the DJ Basin of Colorado) since December 2016 and Stone Energy Resources (NYSE:SGY) since March 2017. Mr. Trimble previously served on the boards of PDC Energy from 2009 until June 2016, C&J Energy Services LTD from March of 2016 to January 2017 to assist with it Chapter 11 process, Seisgen Exploration LLC, a small private exploration and production company operating in southern Texas, from 2008 to 2015, Grand Gulf Energy LTD from 2009 to 2012, and Blue Dolphin Energy, an independent oil and gas company with operations in the Gulf of Mexico from November 2002 until May 2006. Mr. Trimble is a Registered Professional Engineer who brings many years of oil and gas industry executive management experience to the Board, including experience as a CEO, and knowledge of current developments and best practices in the industry.

Majority Vote Standard

In 2015, the Board amended our Corporate Governance Guidelines to adopt a majority voting policy in uncontested director elections. The Company believes that this majority vote standard ensures accountability and the opportunity for a positive mandate from the Company’s stockholders. At any stockholder meeting for the election of directors at which a quorum is present, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (“Majority Withheld Vote”) shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee following certification of the stockholder vote, unless the number of nominees exceeds the number of directors to be elected as of the record date for such meeting, in which event the directors shall be elected by a plurality of the votes cast. Such resignation will only be effective upon Board acceptance of such resignation after receiving the recommendation of the Nominating and Corporate Governance Committee.

If a director nominee receives a Majority Withheld Vote, then, promptly following certification of the election results, the Nominating and Corporate Governance Committee will consider any factors it deems relevant to the best interests of the Company and our stockholders in determining whether to accept the director’s resignation and recommend to the Board the action to be taken with respect to the tendered resignation. Within 120 days following certification of the stockholder vote, the Board shall consider the recommendation and make a determination as to whether to accept or reject such director’s resignation and shall notify the director concerned of its decision. We will also promptly publicly disclose the Board's decision and process in a periodic or current report filed with or furnished to the SEC.

If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect upon the outcome of the vote. All shares of common stock represented by the proxies will be voted “FOR” the election of the above director nominees, except where authority to vote in the election of directors has been withheld. Should the nominees become unable or unwilling to serve as a director at the time of the 2017 Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board may choose to reduce the number of members of the Board to be elected at the 2017 Annual Meeting in order to eliminate the vacancy. Your proxy cannot be otherwise voted for a person who is not named in this Proxy as a candidate for director or for a greater number of persons than the number of director nominees named. The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE THREE NOMINEES.

Directors Continuing in Office

Biographical information for our other directors continuing in office is as follows:

Fred L. Callon has been Chairman of our Board since May 2004 and President and CEO since January 1997. In August 2016, Joseph C. Gatto, Jr. was promoted to President, CFO and Treasurer, with Mr. Callon continuing as Chairman of the Board and CEO. Prior to January 1997, he was our President and Chief Operating Officer (“COO”), positions he had held with us or our predecessors since 1984. He has been employed by us or our predecessors since 1976. Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974. Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants. He is son of the late Sim C. Callon, one of our co-founders, and the nephew of the late John S. Callon, the other co-founder. We believe that Mr. Callon’s strong financial background, combined with his longevity with us and many years of operational experience in the E&P industry throughout changing conditions in the market, provide him with the ability to successfully lead us forward.

L. Richard Flury was appointed to the Board in 2004. Mr. Flury has been retired since 2001. Prior to 2001, he spent over 30 years with Amoco Corporation, and later, BP p.l.c., most recently as Chief Executive, Gas and Power and Renewables. Prior to Amoco's merger with BP in 1998, he served in various executive positions, including Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation. Mr. Flury was a member of the Board of QEP Resources, Inc., a publicly traded oil and gas exploration company, from 2010 until 2015, and is also a director and the non-executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company. He is a graduate of the University of Victoria (Canada). Mr. Flury has many years of prior experience with a major oil and gas company, as well as continued involvement in the industry through his other directorship positions. Mr. Flury’s vast experience and extensive knowledge of the E&P industry, together with his executive-level perspective and strategy-making abilities, strengthen the Board’s collective qualifications, skills and experience, and will continue to prove very beneficial to us.

Larry D. McVay was appointed to the Board in October 2007. Mr. McVay has been a Managing Director of Edgewater Energy, LLC, a privately held oil and gas investment company, since 2007. From 2003 until 2006, he served as COO of TNK-BP Holding, one of the largest oil producing companies in Russia. From 2000 to 2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP. He also led the global E&P Operations Excellence effort for improving the operating efficiency of BP’s upstream operations. Mr. McVay earned a mechanical engineering degree from Texas Tech University, where he was recognized as a Distinguished Engineer in 1995. In January 2008, Mr. McVay became a member of the board of directors of Praxair, Inc., an industrial gases company in North and South America, where he serves on the Audit Committee, the Technology, Safety and Sustainability Committee and is chairman of the Finance & Pension Committee. Mr. McVay is also a member of the board of directors of Chicago Bridge and Iron, N.V., a publicly traded engineering, procurement, and construction company, where he serves on the Audit Committee, the Strategic Initiatives Committee and is the chairman of the Corporate Governance Committee. Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental risk, and safety. We believe that this experience and his knowledge of the oil and gas exploration and production (“E&P”) industry, particularly in the Permian Basin, provides invaluable insight in the development of our long-term strategies.

John C. Wallace has been a member of our Board since 1994. Mr. Wallace has been retired since 2010. Mr. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. Prior to his retirement in December 2010, Mr. Wallace served for over twenty-five years as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959. In November 2004, he successfully completed the International Uniform Certified Public Accountant Qualification Examination and has received a CPA Certificate from the State of Illinois. Mr. Wallace is also retired from the board of directors of Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies with interests in offshore energy services and renewable energy. In May 2012, Mr. Wallace was appointed as a non-executive director to the board of directors of Siem Offshore Inc., a publicly traded shipping company in Norway with a fleet of vessels active in the offshore energy sector, and for which he is a member of the Audit Committee. As a result of his association with Fred Olsen, Ltd. and various associated or related companies, Mr. Wallace has extensive financial and accounting experience in not only the oil and gas industry, but in a number of other related industries qualifying him as “financial expert.” We believe that this experience and his unique perspective of the risks and rewards in the oil and gas industry will continue to be beneficial to us.

Michael L. Finch was elected to the Board at the 2015 Annual Meeting. He served as CFO and a member of the Board of Directors of Stone Energy Corporation from its initial public offering in 1993 until his resignation in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by Arthur Andersen & Co. in New Orleans, Louisiana from 1976 to 1980. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978 (inactive status at present), and received a Bachelor of Science in Accounting from the University of South Alabama in 1976. Mr. Finch was an independent director of Petroquest Energy, Inc. from 2003 to 2016, where he served as chairman of the Audit Committee, as a member of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee. Mr. Finch has extensive financial and operating experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him as a director and “financial expert.”

All of our Directors are United States citizens, except Mr. Wallace, who is a citizen of Canada, and Mr. Flury, who holds both U.S. and Canadian citizenship.

CORPORATE GOVERNANCE

Board of Director Structure and Responsibilities

General. Our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies, and promoting the long-term interests of the Company. The Board of Directors possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our CEO and our executive management. The Board generally fulfills its responsibilities through regular quarterly meetings to review significant developments affecting us and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls when an important matter requires Board action. During 2016, our Board met formally nine times and transacted business on twenty-four occasions during the year by unanimous written consent. All of our directors attended each of the Board meetings either in person or by telephone. In addition, to promote open discussion, the non-employee directors meet in executive session without management following each quarterly board meeting. The chairperson of such executive sessions is the chairperson of the Nominating and Corporate Governance Committee unless, at the first executive session held in each fiscal year, the independent directors select a different independent director to serve as the chairperson for all executive sessions held during that fiscal year. L. Richard Flury, Chairman of the Compensation Committee, was selected to preside over all executive sessions during 2016. It is the policy of the Board that, to the extent possible, all directors attend the annual meeting. All then current directors attended the 2016 annual meeting.

The Board, in consultation with the Nominating and Governance Committee, has determined that a classified board structure continues to be appropriate for us, particularly in an industry where long-term strategic planning is critical for the successful exploration, development and production of oil and natural gas resources. Our future success depends in significant part on the in-depth knowledge of our business and operations by our directors. We believe that a classified board promotes stability, continuity and experience among our directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success.

Director Independence. To minimize potential conflicts, it is a policy of the Board that a majority of the non-employee members of the Board be independent. Currently the only member of our Board who is not independent is our Chairman and CEO. In accordance with the standards for companies listed on the NYSE and the rules and regulations promulgated by the SEC, as well as our Corporate Governance Guidelines, the Board considers a director to be independent if it has affirmatively determined that the director has no material relationship with the Company that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The Board makes independence determinations when it approves director nominees for election at the annual meeting and also whenever a new director joins the Board between annual meetings. The Board reviewed the independence of its directors and nominees in accordance with the standards described above, and affirmatively determined that each of its directors and nominees (other than Mr. Callon) is independent. The Board will evaluate the independence of each non-employee director on an ongoing basis.

Board Leadership Structure. One of the Board’s key responsibilities is determining the appropriate leadership structure for the Board, which helps ensure its effective and independent oversight of management on behalf of our stockholders. Our Board believes that there is no one generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the optimal board leadership structure may vary as circumstances warrant. Accordingly, the Board has no policy mandating the separation or combination of the roles of Chairman of the Board and CEO, but periodically discusses and considers the structure as circumstances change. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At the present time, the Board believes that the most effective leadership structure for the Company is for Mr. Fred L. Callon to serve as both Chairman of the Board and CEO. The Board believes this current structure best serves the interests of our stockholders and is efficient and cost effective for the size of our Company within the independent E&P industry. The Board believes this model promotes the execution of our long-term corporate strategy, more effective implementation of strategic initiatives, and fosters clearer accountability for the Company’s success or failure.

The Board is currently comprised of eight directors, of which seven are independent. Independent directors and management generally have different perspectives and roles in strategy development. Our independent directors have backgrounds in the oil and gas industry which complement the CEO’s comprehensive, company-specific perspective. As the director having primary responsibility for managing our daily operations and identifying strategic priorities, the CEO is best positioned to lead the Board through reviews of key business and strategy decisions. This dynamic effectively promotes the opportunity for a successful blend of our independent directors’ perspectives and oversight responsibilities and facilitates information flow and communication between senior management and the Board, which are both essential to effective governance. The Board’s structure does not currently provide for a lead independent director. The Board has four standing committees, each of which is comprised entirely of independent directors. Accordingly, the Compensation Committee maintains its independence to both objectively and subjectively evaluate Mr. Callon’s performance when reviewing or modifying his compensation. The Board believes that this commitment to committee independence counterbalances any perceived risk posed by having Mr. Callon serve as the Chairman and CEO.

The role of our Chairman is to oversee and ensure Board effectiveness, and in his capacity as Chairman, Mr. Callon has the following responsibilities:

•	schedules all meetings of the Board;
•	establishes Board meeting agendas and ensure critical issues are included;
•	chairs meetings of the Board and the Annual Meeting of Stockholders;
•	ensures that the flow of information provided to the Board is timely, complete, and accurate;
•	communicates with all directors on key issues and concerns outside of Board meetings;
•	represents us to and interacts with external stockholders; and
•	assists the Board and executive officers in assuring compliance with and implementation of our governance principles.

Standing Committees of the Board of Directors

In order to facilitate the various functions of the Board, the Board currently has four standing committees, each of which is comprised solely of independent directors, including the:

•	Audit Committee;
•	Compensation Committee;
•	Nominating and Corporate Governance Committee; and
•	Strategic Planning and Reserves Committee.

Each committee, discussed below in greater detail, has a written charter that has been adopted by the Board, which sets forth guidance on the role of the chairman of such committee and the roles and responsibilities of the committee as a whole.

Audit Committee Functions and Responsibilities

Purpose: The principal function of the Audit Committee is to assist the Board in overseeing the areas of financial reporting and accounting integrity.

Members: The Audit Committee is currently comprised of the following independent Directors, with two Directors deemed by the Board to be financial experts, as defined and required by the NYSE rules and the Exchange Act (“Financial Expert”):

•	John C. Wallace (Chairman and Financial Expert)
•	L. Richard Flury
•	Larry D. McVay
•	Anthony J. Nocchiero (Financial Expert)

The Board has determined that all members meet the independence requirements of the SEC and NYSE rules and the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than three other public companies.

Meetings: The committee met five times during 2016. All members of the Audit Committee attended each meeting.

Responsibilities: Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

•	overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;
•	overseeing our compliance with legal and regulatory requirements;
•	selecting and hiring (subject to ratification by our stockholders) the independent public accounting firm;
•	overseeing the qualifications, independence and performance of the independent auditor;
•	overseeing the effectiveness and performance of our internal audit function;
•	overseeing our internal control function regarding finance, accounting, legal compliance and ethics;
•

establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters, including the confidential, anonymous submission of concerns regarding such matters;

•	discussing matters related to risk, risk controls and compliance, including the security of information technology systems and procedures;
•	producing the Audit Committee Report for inclusion in our annual proxy statement; and
•	performing such other functions our Board may assign to the Audit Committee from time to time.

The Audit Committee oversees our accounting and auditing procedures and financial reporting practices, and is responsible for the engagement of and oversight of all audit work conducted by our independent registered public accounting firm. The Audit Committee meets periodically, generally quarterly, with our executive and financial management teams, internal auditor and our independent registered public accounting firm to review our financial information and systems of internal controls. The independent registered public accounting firm reports directly to the Audit Committee and, if requested, meets with the Audit Committee in executive session without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.

The Audit Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm exceeding $25,000. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all of the fees described in Proposal 4.

Relationship with Independent Registered Public Accounting Firm

Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Ernst & Young LLP, an independent registered public accounting firm, served as our independent registered public accounting firm during 2014 and 2015. Following the shift in our asset base and operational focus stemming from our 2013 exit from the Gulf of Mexico, the Audit Committee evaluated other independent accounting firms, including Ernst & Young LLP, with the ability and expertise to serve as our independent registered public accounting firm. Following this review, the Committee appointed Grant Thornton LLP to serve as our independent registered public accounting firm for the year ended December 31, 2016.

Compensation Committee Functions and Responsibilities

Purpose: The purpose of the Compensation Committee is to establish our compensation policies and oversee the administration of our compensation program.

Members: Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of our Board, as each member meets the independence requirements set by the NYSE and applicable federal securities laws. The Compensation Committee is currently comprised of the following independent Directors:

•	L. Richard Flury (Chairman)
•	Larry. D. McVay
•	John C. Wallace
•	Anthony J. Nocchiero
•	James M. Trimble

Meetings: The Compensation Committee met four times during 2016. All members of the Compensation Committee attended each meeting.

Responsibilities: Pursuant to its charter, our Compensation Committee’s duties include the responsibility to:

•	evaluate the performance of and establish the compensation of the CEO;
•	review with the CEO the compensation for our other executive officers;
•	establish and review our overall executive compensation philosophy and approve changes to our compensation program;
•	review incentive compensation arrangements to confirm that executive compensation does not encourage unnecessary risk taking;
•	review matters relating to management succession;
•	administer our long-term incentive plans;
•	review and discuss the CD&A with management;
•	review and recommend to the Board compensation for non-employee Directors;
•	retain and oversee compensation consultants, including the independence of the consultants;
•	review and approve performance criteria and results for bonus and performance-based equity awards for senior executive officers and approve awards to those officers; and
•	perform such other functions as our Board may assign to the Compensation Committee from time to time.

The Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting firm, to assist in the annual review of market and industry data to assess our competitive position with respect to each element of total compensation and to ensure the attraction, retention and appropriate reward to our CEO and other executive officers.

Compensation Committee Interlocks and Insider Participation: None of the members of our Compensation Committee is or has been an officer or employee of Callon. In addition, during the last fiscal year, none of our executive officers served as a member of the board or the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board) of any entity in which a Callon Board or Compensation Committee member is an executive officer.

Nominating and Corporate Governance Committee Functions and Responsibilities

Purpose: The purpose of the Nominating and Corporate Governance Committee is to identify and recommend qualified candidates to the Board for nomination as members of the Board, assess Director, Board and committee effectiveness, develop and implement our Corporate Governance Guidelines and otherwise take a leadership role in shaping the corporate governance of our Company.

Members: Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws. The Nominating and Corporate Governance Committee is currently comprised of the following independent Directors:

•	Anthony J. Nocchiero (Chairman)
•	L. Richard Flury
•	Larry D. McVay
•	John C. Wallace
•	Matthew R. Bob
•	Michael L. Finch

Meetings: The Nominating and Corporate Governance Committee met two times during 2016. All members of the Committee attended each meeting.

Responsibilities: Pursuant to its charter, the Nominating and Corporate Governance Committee’s duties include the responsibility to assist the Board in:

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evaluating a set of specific criteria for Board membership and identifying individuals qualified to become Board members, recommending nominees for election at the next annual meeting of stockholders, reviewing the suitability for continued service as a Director of each Board member, or otherwise filling any vacancies;

•	assessing the size and composition of the Board and its committees and recommending to the Board the members and chair for each Board committee;
•

advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices, including periodically reviewing the adequacy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the various Board committee charters, and making recommendations for changes thereto to the Board;

•	overseeing the annual self-evaluation of the performance of the Board and its committees;
•	overseeing and approving plans for management continuity and succession;
•	recommending to the Board a successor to the CEO when a vacancy occurs; and
•	performing other such functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.

Director Identification and Selection

The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to our Board and evaluates potential nominees based on the contribution such nominee’s background and skills could have upon achieving the goal of a well-rounded, diverse Board that functions collegially as a unit. While not an exhaustive list, key criteria include:

•

level and diversity of experience and knowledge with experience in areas relevant to the strategy and operations of the Company, particularly in the oil and gas industry and complex business and financial dealings;

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personal characteristics, including such matters as integrity, education, absence of potential conflicts of interest with us or our operations, and the availability and willingness to devote sufficient time to the duties required of our Directors;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, particularly within the industry and relevant industries in which we operate;
•	experience as a board member of another publicly held company, particularly within the industry and relevant industries in which we operate;
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a candidate’s ability to work with our other Directors and executives in accomplishing our objectives and representing stockholders, and the contribution such nominee’s competence, background and skills could have upon the overall functioning, collaborative spirit and chemistry of the current Board; and

•	practical and mature business judgment.

The Nominating and Corporate Governance Committee and the Board may also consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience, while also having the requisite business and relevant oil and gas industry experience to perform its oversight role satisfactorily for our stockholders. In making its determinations, the Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent stockholder interests through the active, objective and constructive participation in meetings and the strategic decision-making processes. Although the Nominating and Corporate Governance Committee has no formal diversity policy, the Board believes that diversity with respect to viewpoint, skills and experience should be considered as part of the overall assessment of the Board’s functioning and needs, and the Director nomination process specifically includes disclosure of the diversity provided by each candidate. In addition to qualities of intellect, integrity and judgment, it takes into consideration diversity of personal and professional background, executive management experience, breadth of experience in the oil and natural gas E&P industry, finance, accounting, technology or law. The Nominating and Corporate Governance Committee makes its determination in the context of an assessment of the perceived needs of the Board at that point in time.

In accordance with our Certificate of Incorporation, any stockholder may nominate a person for election to the Board upon delivery of written notice to us of such nomination. Such notice must be sent as provided in our Certificate on or before the deadline set forth in our Certificate, and must otherwise comply with the procedures set forth in our Certificate of Incorporation. For nominations at the 2017 Annual Meeting, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. A submission recommending a nominee should include:

•

sufficient biographical information to allow the Nominating and Corporate Governance Committee to evaluate the qualifications of a potential nominee in light of the Director nomination procedures and criteria and any other information that would be required to be disclosed in solicitations of proxies for the election of directors;
•	an indication as to whether the proposed nominee will meet the requirements for independence under NYSE and SEC guidelines;
•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•	a completed and signed questionnaire, representation and agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and
•	the proposed nominee’s written consent to serve if nominated and elected.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service and any potential need to expand the Board to include additional expertise. Current members with proven service and a record of quality contribution to the Board and the qualifications and skills that are consistent with the Committee’s criteria for Board service are re-nominated. As to vacancies, the Committee will generally poll the Board members and members of management for recommendations. The Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate for membership in the Board.

Strategic Planning and Reserves Committee Functions and Responsibilities

Purpose: The purpose of the Strategic Planning and Reserves Committee is to manage and oversee the Board’s participation in the development of the Company’s strategic plan, and assist management and the Board with its oversight of the integrity of the determination of our oil and natural gas reserve estimates.

Members: The Strategic Planning and Reserves Committee shall consist of no fewer than three members of the Board, and is currently comprised of the following independent Directors:

•	Larry D. McVay (Chairman)
•	L. Richard Flury
•	John C. Wallace
•	Anthony J. Nocchiero
•	Matthew R. Bob
•	James M. Trimble

Meetings: The Strategic Planning and Reserves Committee met three times during 2016. All members of the Committee attended each meeting during 2016. This Committee meets periodically during the year, generally prior to the scheduled quarterly Board meetings, to review the progress of our capital expenditure budget and to evaluate recent trends in the independent oil and gas industry that may have an impact on our current business strategy for the remainder of the year.

Responsibilities: The Strategic Planning and Reserves Committee was created to oversee the responsibilities of the Board relating to strategic planning, including:

•	organizing and overseeing the Board’s participation in the development of a strategic plan, including, but not limited to, the risk assessment and management process;
•	monitoring the progress of the implementation of the strategic plan, and advising the Board if additional Board action appears to be needed;
•	assuring that management is addressing the personnel requirements for the successful implementation of the strategic plan;
•

assisting management and the Board with its oversight of matters regarding our reserve engineering reports and reserve engineers, including: (i) the integrity of our reserve reports, (ii) determinations regarding the qualifications and independence of our independent reserve engineers, (iii) the performance of our independent reserve engineers, and (iv) our compliance with certain legal and regulatory requirements relating to reserve reporting; and

•	performing other such functions as the Board may assign to the Strategic Planning and Reserves Committee from time to time.

Corporate Governance Matters

Corporate Governance Principles

The Board believes that sound corporate governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The framework for our corporate governance can be found in our governance documents, which include:

•	Corporate Governance Guidelines;
•	a Code of Business Conduct and Ethics; and
•	Charters for the Audit, Compensation, Nominating and Corporate Governance, and Strategic Planning and Reserves Committees.

Each of these documents is available on our website www.callon.com, under the “About Callon – Governance” menu. Stockholders may obtain a printed copy, free of charge, by sending a written request to our Corporate Secretary at our principal executive office in Natchez, Mississippi. We also promptly post on our website any amendments to these documents and any waivers from the Code of Business Conduct and Ethics for our Directors and principal executive, financial and accounting officers.

Ethics

Our Code of Business Conduct and Ethics sets forth the policies and expectations applicable to every Director, officer and employee. The Code addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets. The Code meets the NYSE’s requirements for a code of business conduct and ethics, as well as the SEC’s definition of a code of ethics applicable to our senior officers. Neither the Board nor any Board committee has ever granted a waiver of the Code.

Board Risk Oversight

As an independent E&P company, we face a number of risks. Assessing and managing material risk is the responsibility of our management team, while our Board, as a whole and through its committees, generally oversees risk management and our long-term strategic direction, ensuring that risks undertaken by the Company are consistent with the Board’s risk tolerance. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitate this oversight function. As indicated above, we believe that combining the roles of Chairman of the Board and CEO also enhances the Board’s administration of its risk oversight function because, through his role as Chairman of the Board, and based on his experiences with the daily management of our business as our CEO and previously as our President, Mr. Callon provides the Board with valuable insight into our risk profile and the options to mitigate and address those risks. In addition, our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Other members of our management team periodically attend the Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. The information flow and communication throughout the year between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas. The Board realizes, however, that it is not possible or prudent to eliminate all risk and that appropriate risk-taking is essential in order to achieve our near and longer-term objectives.

While the Board is ultimately responsible for risk oversight, the Board exercises additional risk oversight responsibilities through its committees, which are comprised solely of independent directors. Each such committee has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter and as described below.

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The Audit Committee, among other duties, is charged with overseeing material financial risk exposures in the areas of financial reporting, internal controls, compliance with legal and regulatory requirements and cybersecurity risks. This Committee also oversees responses to any alleged violations of our policies made by whistleblowers.

•

The Compensation Committee reviews and attempts to mitigate associated risks that may result from our compensation policies in order that they do not encourage unnecessary or excessive risk taking by management.

•

The Nominating and Corporate Governance Committee focuses on issues relating to Board and Board committee composition and assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership, independence and structure, succession planning for our Directors and executive officers, and our corporate governance principles.

•

The Strategic Planning and Reserves Committee organizes and oversees the Board’s participation in the risk assessment and management process as it relates to the development and implementation of our strategic plan and the integrity of our reserve estimation reporting process and related disclosures.

Communication with Directors

Stockholders or other interested parties may communicate with the full Board, independent Directors as a group, or individual Directors, by sending a letter in care of the Corporate Secretary at our principal executive office, P.O. Box 1287, Natchez, MS 39121. Our Corporate Secretary has the authority to discard any solicitations, job inquiries, advertisements, surveys or other inappropriate communications, but will forward any other mail to the named Director or group of Directors. Our Corporate Secretary will forward approved mail addressed to the full Board to Mr. Callon as Chairman of the Board who, if appropriate, will share the item with the full Board.

Executive Officers

The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Positions Held
Fred L. Callon	67	Director, Chairman of the Board and CEO
Gary A. Newberry	62	Senior Vice President and COO
Joseph C. Gatto, Jr.	46	President, CFO and Treasurer
Jerry A. Weant	58	Vice President, Land
Mitzi P. Conn	47	Vice President and Chief Accounting Officer (“CAO”)

The following is a brief description of the background and principal occupation of each executive officer:

Fred L. Callon, Chairman of the Board of Directors and CEO. Please see above for the biography of Mr. Callon.

Gary A. Newberry joined us in April 2010 as Vice President – Production and Development. In September 2010, Mr. Newberry was promoted to Senior Vice President – Operations, and in August 2016 he was promoted to COO. After graduation, he joined Marathon Oil Company as a Production and Drilling Engineer working in Alaska, the Gulf of Mexico, and the Rockies. He held various supervisory and management roles of increasing responsibility over production and drilling operations in the Mid-Continent, Alaska and the Permian Basin. As a Business Unit Leader, Mr. Newberry was responsible for all upstream business activity in Oklahoma, Alaska, and the Rockies and served as Marathon’s Worldwide Operations Manager. Mr. Newberry retired from Marathon Oil Company after 33 years of service. Mr. Newberry graduated from Marietta College in 1977 with a B.S. degree in Petroleum Engineering.

Joseph C. Gatto, Jr. joined us in April 2012 as Senior Vice President, Corporate Finance, with responsibility for our capital markets and strategic planning functions, in addition to investor relations activities. Effective March 31, 2014, the Board appointed Mr. Gatto as Senior Vice President, CFO and Treasurer, and in August 2016 he was promoted to President, while retaining the roles of CFO and Treasurer. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients. In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011. Mr. Gatto graduated from Cornell University with a BS degree in 1992 and The Wharton School of the University of Pennsylvania with an MBA in 1997.

Jerry A. Weant joined us in September 2013 as Vice President, Land. Mr. Weant joined Callon from Pioneer Natural Resources, an independent oil and gas company, where he was focused on Midland Basin operations, acting as a liaison with Permian Basin asset teams and coordinating internal efforts for the assessment of horizontal drilling programs. Mr. Weant spent the first 27 years of his career working as a landman in Midland, Texas, including working for Texaco, Inc. Pogo Producing, Inc., as well as other independents. He holds a Bachelor of Business Administration/Petroleum Land Management from the University of Texas and is a Certified Professional Landman and a member of the American Association of Professional Landmen and the Permian Basin Landman's Association.

Mitzi P. Conn joined us in June 1993 and has been our Corporate Controller since May 2007. Effective March 31, 2014, the Board also appointed Mrs. Conn as our Principal Accounting Officer, and in August 2016 she was promoted to Vice President and CAO. Prior to May 2007, she served as Assistant Controller since May 2004 and has held various other positions in our finance and accounting departments. Prior thereto, she was a general accountant for Graham Resources, Inc. Mrs. Conn received her B.S. degree in accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

PROPOSAL 2

APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in this Proxy Statement a separate proposal, which gives our stockholders the opportunity to approve or not approve the compensation of our NEOs by voting “FOR” or “AGAINST” the resolution below (commonly referred to as “Say-on-Pay”). While our Board and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

The Board recognizes that executive compensation is an important matter for our stockholders. The Compensation Committee is tasked with the implementation of our executive compensation philosophy and, as described in detail in the CD&A below, the design of our executive compensation programs. Our executive compensation program is designed to attract, motivate and retain a highly qualified executive management team and to appropriately reward our executive officers for their contribution to the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the NEOs is reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A for additional details on executive compensation. Further, in determining whether to approve this proposal, we believe that stockholders should also consider the following:

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Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent Directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from a compensation consultant that is independent of management and free of conflicts of interest with us.

•

Performance-Based Incentive Compensation. Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve the annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

•	No Tax Gross-ups. Executive officers are not eligible for a tax related gross-up on any element of current and future compensation.
•

“Double Trigger” Severance Agreements with Fixed Term.  Change in control severance agreements with our executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.

•	Long-Term Incentive Plans. Our long-term incentive plans generally include three-year minimum vesting periods for time-based awards, and prohibit repricing or exchange of outstanding option awards.
•

Stock Ownership Guidelines. Each of the NEOs has been granted equity to provide a stake in our long-term success. The purpose of the ownership requirements is to further our goal of increasing stockholder value by further aligning the interests of our NEOs with the interests of our stockholders. We believe that this “tone at the top” guides our other officers and management personnel to obtain and maintain meaningful ownership stakes in Callon.

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Hedging Policy. Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities. These types of transactions can hedge against decreases in our stock price and encourage risky behavior. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.

In light of the above, we believe that the compensation of our NEOs for 2016 was appropriate and reasonable, and that our compensation programs and practices are sound and in the best interests of us and our stockholders. We therefore respectfully request that stockholders vote on the following resolution:

“RESOLVED, that the compensation paid to Callon’s Named Executive Officers, as disclosed in Callon’s 2017 Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures), is hereby approved.”

The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and our compensation-related policies and practices as described in this Proxy Statement. As noted above, the vote solicited by this proposal is advisory in nature and its outcome will not be binding on the Company, the Board or the Compensation Committee, nor will the outcome of the vote require the Board or the Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board or the Compensation Committee, or creating or implying any additional fiduciary duty of the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements. For a review of the results of the previous years’ vote, which reflects overwhelming validation from our stockholders of our pay philosophy and approach, please see the Role of Stockholder Say-on-Pay Advisory Vote summary in the CD&A section.

Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved, on an advisory basis, with the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will not be counted as shares present and entitled to vote, and so will have no effect upon the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS RESOLUTION.

PROPOSAL 3

APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

This proposal gives stockholders the opportunity to indicate how frequently we should seek an advisory vote on our executive compensation (commonly referred to as “Say-on-Frequency”), such as Proposal 2 above. By voting on this Proposal 3, stockholders can indicate whether they would prefer an advisory vote on executive compensation every year, every two years or every three years, or abstain on this matter. In 2011, stockholders voted to include the say-on-pay proposal at every annual meeting. As a result, we have submitted our say-on-pay proposal to our stockholders at every subsequent annual meeting since 2011. As required by SEC rules, this year we are resubmitting a proposal on the Say-on-Frequency.

After careful consideration, the Board has determined that continuing to hold an advisory vote on executive compensation every year remains the most appropriate policy for us at this time. An annual, non-binding advisory vote on executive compensation will allow our stockholders to provide input on our executive compensation philosophy, policies and practices, as disclosed in the proxy statement every year. Our Board of Directors believes that an annual vote enables our Compensation Committee to evaluate any changes in stockholders sentiment as it conducts its regular compensation review.

Although the advisory vote is non-binding, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will consider stockholder preference as expressed through the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION “ONE YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, GRANT THORNTON LLP, FOR 2017

The Audit Committee has appointed Grant Thornton LLP, as the independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2017.  We are asking stockholders to ratify this appointment. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since being appointed effective as of March 3, 2016.

In 2015, the Audit Committee conducted a competitive process to review the appointment of our independent registered public accounting firm for the year ending December 31, 2016. The process included consideration of audit firms, in addition to Ernst & Young LLP, which was the Company’s independent registered public accounting firm for the year ended December 31, 2015. The decision to evaluate more than one potential audit firm was made in connection with the Audit Committee’s annual review of the independent registered public accounting firm. Upon completion of this process, the Audit Committee informed Ernst & Young LLP that they would no longer serve as the Company’s independent registered public accounting firm no later than the date of the filing of the Company’s Form 10-K for the 2015 fiscal year and appointed Grant Thornton LLP as the Company’s registered public accounting firm for the year ending December 31, 2016.

Ernst & Young LLP’s audit report on the Company’s consolidated financial statements for the year ended December 31, 2015 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2014 and 2015 and through March 2, 2016, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in its report on the Company’s consolidated financial statements for the relevant year.

Fees

The following table sets forth the fees incurred by us for services performed by Ernst & Young LLP in the fiscal year 2015  and for services performed by Grant Thornton LLP in the fiscal year 2016:

Fee Category	2015	2016
Audit (a)	$765,117	$904,687
Tax (b)	32,700	-
Total	$797,817	$904,687

(a)

Audit fees consist of the aggregate fees billed for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(b)

Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

Pre-Approval Policy.  The Audit Committee pre-approves all audit and permissible non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2016, with management and Grant Thornton LLP, and recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016,  for filing with the SEC. This recommendation was based on:

•	the Audit Committee’s review of the audited financial statements;
•	discussion of the financial statements with management;
•

discussion with our independent registered public accounting firm, Grant Thornton LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

•	receipt from Grant Thornton LLP of the written disclosures and letter required by Public Company Accounting Standards Board Rule 3526 (Communications with Audit Committees Concerning Independence);
•	discussions with Grant Thornton LLP regarding its independence from Callon, our Board and our management;
•

Grant Thornton LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, our financial position and the results of our operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

•	other matters the Audit Committee deemed relevant and appropriate.

Management is responsible for the preparation, presentation and integrity of our consolidated financial statements in accordance with generally accepted accounting principles, the establishment and maintenance of our disclosure controls and procedures, and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements and internal control over financial reporting have been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP, or that Grant Thornton LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board of Directors,

John C. Wallace, Chairman

L. Richard Flury

Larry D. McVay

Anthony J. Nocchiero

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. Although the results of the vote are not binding on the Audit Committee, if the appointment is not ratified the Audit Committee will consider whether it should select another independent registered public accounting firm. A representative of Grant Thornton LLP will be present at the 2017 Annual Meeting and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions from stockholders.

This proposal will be approved if it receives the affirmative vote of a majority of shares of our common stock cast at the Annual Meeting and entitled to vote on this proposal. Broker non-votes and abstentions will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Stockholders

The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of shares of common stock held by: (i) all persons known by us to be the beneficial owners of 5% or more of the outstanding common stock; (ii) each Director; (iii) the nominees for Director; (iv) each current executive officer named in the Summary Compensation Table; and (v) all of our executive officers and Directors as a group. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the Record Date or, in the case of our executive officers and Directors, has been provided to us by such individuals. As of March 17, 2017, the Company had 201,054,884 shares of Common Stock issued, outstanding, and eligible to vote.

	Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership	Notes	%
Directors
Fred L. Callon	582,603	(a)(b)	<1%
L. Richard Flury	167,999	(a)(c)	<1%
Larry D. McVay	134,625	(a)(d)	<1%
Anthony J. Nocchiero	121,489	(a)(e)	<1%
John C. Wallace	5,000	(a)(f)	<1%
Matthew R. Bob	45,640	(a)(g)	<1%
James M. Trimble	26,640	(a)(h)	<1%
Michael L. Finch	14,090	(a)(i)	<1%

Officers
Gary A. Newberry	281,208	(a)(j)	<1%
Joseph C. Gatto, Jr.	152,076	(a)(k)	<1%
Jerry A. Weant	64,378	(a)(l)	<1%
Mitzi P. Conn	61,522	(a)(m)	<1%

Directors and Executive Officers (12 persons, as a group)	1,657,270	(n)	<1%

Certain Beneficial Owners
Wellington Management Group, LLP	16,367,196	(o)	8.14%
The Vanguard Group	15,491,029	(p)	7.70%
FMR LLC	13,130,250	(q)	6.53%

(a)

Unless otherwise indicated, each of the persons listed in the table may be deemed to have sole voting and dispositive power with respect to such shares. Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power, unless such award will vest within sixty days of March 17, 2017. Percentage ownership of a holder or class of holders is calculated by dividing (i) the number of shares of common stock beneficially owned by such holder or class of holders plus the total number of shares of common stock underlying options exercisable or stock awards vesting within sixty days of March 17, 2017, by (ii) the total number of shares of common stock outstanding plus the total number of shares of common stock underlying options exercisable and stock awards vesting within sixty days of March 17, 2017, but not common stock underlying such securities held by any other person.

(b)

Of the 582,603 shares beneficially owned by Fred L. Callon, 437,720 shares are owned directly by him; 25,215 shares are held by him as custodian for certain minor Callon family members; 56,052 shares represent unvested restricted stock units payable in stock and 9,892 restricted stock units payable in cash, which will vest within sixty days of March 17, 2017; and 53,724 shares are owned within the Company’s Employee Savings and Protection Plan. Shares indicated as beneficially owned by Mr. Callon do not include 24,904 shares of common stock owned by his wife over which he disclaims beneficial ownership, 255,306 unvested restricted stock units payable in stock, 23,935 unvested restricted stock units payable in cash, and 119,675 unvested phantom shares payable in cash.

(c)

Of the 167,999 shares beneficially owned by L. Richard Flury, 132,999 shares are owned directly by him; 30,000 shares are held in joint tenancy with his wife; and 5,000 shares in stock options, exercisable within 60 days. Shares indicated as beneficially owned by Mr. Flury do not include 62,617 restricted stock units awarded pursuant to his election under the Deferred Compensation Plan for Outside Directors, payable in cash upon his separation of service as a Director. Of the 62,617 restricted stock units deferred and payable in cash upon retirement, 36,125 shares represent vested restricted stock units and 26,492 represent unvested restricted stock units.

(d)

Of the 134,625 shares beneficially owned by Larry D. McVay, 121,342 shares are owned directly by him and 13,283 shares represent unvested restricted stock units payable in stock that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned do not include 13,209 unvested restricted stock units payable in stock.

(e)

Of the 121,489 shares beneficially owned by Anthony J. Nocchiero, 108,206 shares are owned directly by him and 13,283 shares represent unvested restricted stock units payable in stock that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned do not include 13,209 unvested restricted stock units payable in stock.

(f)

Mr. John C. Wallace has 5,000 stock options exercisable within 60 days.  Mr. Wallace transferred his equity ownership in the Company to The Wallace Family Trust in April 2008. All equity ownership in the Company acquired by Mr. Wallace since April 2008 has also been transferred to the Wallace Family Trust, with the exception of 116,599 restricted stock units awarded in May 2011 through May 2016, pursuant to his election under the Deferred Compensation Plan for Outside Directors, all of which are payable in cash upon his separation of service as a Director. Of the 116,599 restricted stock units deferred and payable in cash upon retirement, 90,107 shares represent vested restricted stock units and 26,492 represent unvested restricted stock units. Mr. Wallace has no voting and dispositive power over the shares owned by the Trust.

(g)

Of the 45,640 shares beneficially owned by Matthew R. Bob, 32,357 are owned directly by him and 13,283 shares represent unvested restricted stock units that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned do not include 13,209 unvested restricted stock units payable in stock.

(h)

Of the 26,640 shares beneficially owned by James M. Trimble, 13,357 are owned directly by him and 13,283 shares represent unvested restricted stock units that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned do not include 13,209 unvested restricted stock units payable in stock.

(i)

Of the 14,090 shares beneficially owned by Michael L. Finch, 4,990 are owned directly by him and 9,100 shares represent unvested restricted stock units that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned do not include 13,209 unvested restricted stock units payable in stock.

(j)

Of the 281,208 shares beneficially owned by Gary A. Newberry, 205,173 shares are owned directly by him; 51,939 shares are owned within the Company’s Employee Savings and Protection Plan; and 20,482 shares represent unvested restricted stock units payable in stock and 3,614 restricted stock units payable in cash that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned by Mr. Newberry do not include 116,212 unvested restricted stock units payable in stock, 10,895 unvested restricted stock units payable in cash, and 54,474 unvested phantom shares payable in cash.

(k)

Of the 152,076 shares beneficially owned by Joseph C. Gatto, Jr., 108,757 shares are owned directly by him; 17,723 shares are owned within the Company’s Employee Savings and Protection Plan; 1,500 shares are Series A Preferred Stock; and 20,482 shares represent unvested restricted stock units payable in stock and 3,614 restricted stock units payable in cash that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned by Mr. Gatto do not include 1,600 shares of common stock owned by his mother over which he disclaims beneficial ownership, 116,212 unvested restricted stock units payable in stock, 10,895 unvested restricted stock units payable in cash, and 54,474 unvested phantom shares payable in cash.

(l)

Of the 64,378 shares beneficially owned by Jerry A. Weant, 54,216 shares are owned directly by him; 3,576 shares are owned within the Company’s Employee Savings and Protection Plan; and 5,598 shares represent unvested restricted stock units payable in stock and 988 restricted stock units payable in cash that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned do not include 42,482 unvested restricted stock units payable in stock, 3,982 unvested restricted stock units payable in cash, and 19,913 unvested phantom shares payable in cash.

(m)

Of the 61,522 shares beneficially owned by Mitzi P. Conn, 31,397 shares are owned directly by her; 23,539 shares are owned within the Company’s Employee Savings and Protection Plan; and 5,598 shares represent unvested restricted stock units payable in stock and 988 restricted stock units payable in cash that will vest within sixty days of March 17, 2017. Shares indicated as beneficially owned do not include 42,482 unvested restricted stock units payable in stock, 3,982 unvested restricted stock units payable in cash, and 19,913 unvested phantom shares payable in cash.

(n)

Includes 10,000 stock options, exercisable within 60 days; 189,540 shares of unvested restricted stock units payable in stock and cash that will vest within sixty days of March 17, 2017; and 150,501 shares are owned within the Company’s Employee Savings and Protection Plan.

(o)

Information is based upon a Schedule 13G/A filed with the SEC on February 9, 2017 by Wellington Management Group, LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively “Wellington”). In this Schedule 13G, Wellington represents that it has shared voting power with respect to 10,626,716 shares of common stock and shared dispositive power with respect to 16,367,196 shares of common stock. The address of the principal business office of Wellington Management Group, LLP is 280 Congress St., Boston, MA  02210.

(p)

Information is based upon a Schedule 13G filed with the SEC on February 24, 2017 by The Vanguard Group – 23-1945930 (“Vanguard”). In this Schedule 13G, Vanguard represents that it has sole ad shared voting power with respect to 346,958 shares of common stock and sole and shared dispositive power with respect to 15,491,029 shares of common stock. The address of the principal business office of The Vanguard Group – 23-1945930, 100 Vanguard Blvd., Malvern, PA 19355.

(q)

Information is based upon a Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC (“FMR”). In this Schedule 13G, FMR represents that it has sole voting power with respect to 5,262,795 shares of common stock and sole dispositive power with respect to 13,130,250 shares of common stock. The address of the principal business office of FMR LLC is 245 Summer St., Boston, MA 02210.

With respect to shares issuable upon exercise of stock options, the holders or class of holders acquire investment power for these shares immediately upon a “change of control,” as defined in the applicable plan.

Section 16(a) Beneficial Ownership Reporting Compliance.  Our executive officers and Directors are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in our common stock, as well as changes in that ownership. To our knowledge, based solely on its review of these reports and written representations from these individuals that no other reports were required, all required reports were timely filed during 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Compensation Committee (referred to in this section as the “Committee”), appointed by our Board, assists the Board in performing its fiduciary responsibilities relating to the compensation of our CEO and other NEOs. The Committee is responsible for the incentive compensation programs, which include programs designed for our executive management team, including the NEOs listed below.

The following compensation discussion and analysis (“CD&A”) is intended to cover all elements of compensation paid to our NEOs and to describe the Committee’s rationale in structuring our executive compensation program, which is designed primarily to incentivize our NEOs to achieve both short-term and long-term corporate goals that enhance stockholder value. Specifically, we design policies to support the achievement of our strategic objectives by aligning the interests of our NEOs with those of our stockholders, with operational and financial performance goals linked to long-term equity and equity-based compensation. The following table presents our NEOs for 2016:

NEO	Title
Fred L. Callon	Chairman of the Board and CEO
Gary A. Newberry	Senior Vice President and COO
Joseph C. Gatto, Jr.	President, CFO and Treasurer
Jerry A. Weant	Vice President, Land
Mitzi P. Conn	Vice President and CAO

Executive Summary and 2016 Highlights

The Committee believes that our executive compensation program has played a significant role in our ability to deliver stockholder value built upon strong financial and operational results, in addition to a commitment to safe operations and responsible corporate citizenship. In sum, we maintained a solid financial position, allowing us the liquidity and access to capital to selectively pursue attractive acquisition opportunities, ultimately putting us in the position to grow our net surface acreage position by approximately 122%. Callon delivered exceptional growth in our producing assets in 2016, with a 59% increase in daily production and 69% increase in proved reserves despite a relatively challenging commodity price environment that entered its second year. We quickly pivoted our business to focus on our highest returning assets, with a goal of living within our internal cash flows, while still maintaining operational momentum for the future.

Key accomplishments in 2016:

Production growth	•	Grew production year-over-year by 59% in 2016 to 5,573 MBOE (15,227 BOE/d) compared to 3,508 MBOE (9,610 BOE/d) in 2015, of which acquisitions added daily production of approximately 2,671 BOE/d.
	•	Sequential quarterly growth throughout the year despite a reduction in capital expenditures from 2015.
Reserve growth	•	Increased proved reserves year-over-year by 69% in 2016 to 91.6 MMBOE from 54.3 MMBOE at year-end 2015, of which acquisitions added proved reserve growth of approximately 31.1 MMBOE.
	•	Replaced over 300% of our 2016 annual production volumes through organic reserve additions.
Operational efficiency	•	Drilled 29 gross (20.9 net) horizontal wells, completed 32 gross (23.7 net) horizontal wells and had six gross (4.2 net) horizontal wells awaiting completion at December 31, 2016.
	•	Continue to achieve reductions in drilling days over time.
	•	Significant investment in saltwater disposal and electricity infrastructure are expected to create operational efficiencies in 2017.
Financial strength	•

Enhanced financial flexibility by completing four strategic equity offerings, raising over $1.4 billion in net proceeds, funding acquisition growth, increasing liquidity and reducing leverage, as compared to two offerings in 2015 that raised $175 million.

	•	Increased total revenue by 46%, or $63.4 million, from $137.5 million in 2015 to $200.9 million in 2016.

•

Achieved an indication to increase our Credit Facility borrowing base from $385 million to $500 million, electing to maintain at $385 million, relative to $300 million in 2015 and $250 million in 2014.

	•	Optimized debt capitalization with issuance of $400 million in unsecured senior notes in a Rule 144A private offering, reducing our cost of term debt.
Cost reductions	•	Reduced LOE by 11% to $6.88/BOE vs. $7.71/BOE in 2015.
	•	Reduced G&A by 42% to $4.72/BOE vs. $8.08/BOE in 2015.
Growth through acquisition	•

Completed four strategic acquisitions funded with $1.4 billion in cash and stock, significantly increasing our footprint in the core of the Midland Basin, including establishing a new operating area in the Delaware Basin.

	•	Increased our total acreage position by 56,975 gross (38,583 net) acres.
Organic inventory expansion	•	Successfully drilled two additional flow units, the Upper Lower Spraberry and Wolfcamp A, in Monarch, increasing our producing flow intervals in that operating area to six.
	•	Completed successful well density tests in the Lower Spraberry which are yielding encouraging results from 13-well spacing.
Safety & Training	•	Achieved an OSHA Recordable Incident Rate (“ORIR”) in the field of 0.58, compared to 0.73 in 2015, below our average ORIRs reported for the past three years.
	•	Had only one lost-time accident associated with our work activities in 2016.

Role of Stockholder Say-on-Pay Advisory Vote

We have historically received very strong support for our executive compensation practices. In the advisory vote held at the 2016 Annual Meeting, over 97% of the votes cast were in favor of our 2015 executive compensation programs. In consideration of the results, the Committee acknowledged the support received from our stockholders and viewed the results as an affirmation of our existing executive compensation policies and continued efforts to enhance our pay-for-performance practices. The “say-on-pay” vote serves as an additional tool to guide the Board and the Committee in ensuring alignment of our executive compensation programs with stockholder interests. Accordingly, based on the Committee’s analysis of this support, it maintained our prior executive compensation policies for 2017. The Committee will continue to review stockholder votes on our executive compensation and determine whether to make any changes to the program as a result of these votes.

Role of Independent Compensation Consultant

As previously discussed, for 2016 the Committee continued its engagement of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) as its independent compensation consultant, which provided information and objective advice regarding NEO and Director compensation. The Committee retained Meridian because of its extensive experience and familiarity with our NEO compensation program and the compensation programs of our Peer Group, including specific experience in the oil and gas industry. Importantly, the Committee makes all of the decisions with respect to our executive compensation, and in setting compensation for our NEOs, considers the Consultant’s advice as only one factor among many other factors discussed within this CD&A. Other factors include our overall performance, individual NEO performance, experience, skills and tenure with Callon, industry trends and similar factors.

Meridian reports solely to the Committee, and the Committee determines the scope of Meridian’s engagement. To help ensure that our NEO compensation programs are competitive and consistent with our compensation philosophy, the Consultant assisted the Committee as follows:

•	Regularly attending meetings of the Compensation Committee and meeting privately in executive session with the Compensation Committee to discuss its recommendations;
•

Consulting on executive compensation matters to align the Committee’s actions with stockholder interests, our business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;

•

Providing peer company data on executive compensation for the Committee to use in its decision-making process, identifying and assessing potential peer groups, including an assessment of our pay and performance relative to peers;

•	Providing comprehensive, competitive market data to consider in evaluating the competitiveness of the executive base salary and short- and long-term incentive plans and awards;

•	Providing input into compensation program and incentive plan design discussions and individual compensation actions;
•	Advising and providing peer group data regarding the Company’s compensation arrangements for its non-employee directors;
•	Reviewing and providing feedback on our SEC filings relating to executive compensation disclosures, including our CD&A disclosures;
•

Reviewing data in connection with the Compensation Committee’s determination of annual cash incentive, performance goals and performance-based incentive vesting levels for completed performance periods; and

•	Informing the Committee about marketplace compensation trends in the industry, best practices and other general trends and developments affecting executive compensation.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate the Consultant, and the Committee evaluates the Consultant annually. Meridian provides no other services to Callon aside from its role as advisor to the Committee, and pursuant to applicable SEC and NYSE rules, the Committee has determined that no conflicts of interest exist because of Meridian’s engagement by the Committee. The Committee has retained Meridian as its Consultant on NEO and Director compensation for 2017.

From time to time, Meridian contacts our NEOs for information needed to fulfill the objectives established by the Committee, and makes reports and presentations to both the Committee and our NEOs. However, the Committee established procedures that it considers adequate to ensure that the Consultant’s advice to the Committee remains objective and is not influenced by our NEOs or other management. The Committee considered the advice of the Consultant as only one factor in setting compensation of our NEOs, as actual compensation decisions are the result of the Committee’s subjective analysis of a number of factors.

Compensation Assessment

The Compensation Committee of the Board strives to ensure that our executives are compensated in a manner that is fair, equitable,

performance-based and guided by the long-term interests of investors. In order to attract, motivate and retain talented executive officers, the Committee must ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for our CEO and other NEOs as compared with compensation data for similarly situated executive officers at peer companies selected by the Consultant and approved by the Committee.

The Committee engages Meridian to conduct annual assessments of our industry peer group (“Peer Group”) in order to ensure each peer remains appropriate year-over-year. Meridian provides the Committee with market data from a group of peer companies in the independent E&P industry based on multiple metrics, such as operational and capital investment profiles, including size, scope and nature of business operations, similar enterprise value, market capitalization, asset size, and revenues. The Committee selects the Peer Group consisting of public companies with operational similarity in terms of geographic footprint and operational focus, particularly in the Permian and Delaware Basins, with some larger and some smaller in size and scope, comparability of asset portfolio and availability of compensation data. Each year, the Committee reviews and re-determines the composition of the Company’s Peer Group, to ensure its continued appropriateness and relevance to the market data as part of the Committee’s competitiveness evaluation.

The Committee does not target a specific percentile of the Peer Group, as the market data is just one of many factors considered by the Committee in determining compensation. The Committee believes this Peer Group provides a reasonable point of reference for comparing the compensation of our NEOs to others holding similar positions and having similar responsibilities. The Committee considers Peer Group data relevant to, but not determinative of, the Committee’s consideration of overall executive compensation matters.

The Peer Group used by the Committee in making 2016 compensation decisions consisted of the following public independent exploration and production companies:

2016 Peer Group
Abraxas Petroleum Corp.
Bill Barrett Corp.
Bonanza Creek Energy, Inc.
Carrizo Oil & Gas, Inc.
EXCO Resources, Inc.
Jones Energy, Inc.
Laredo Petroleum, Inc.
Matador Resources, Inc.
Parsley Energy, Inc.
PDC Energy, Inc.
RSP Permian, Inc.
Sanchez Energy Corp.

The Committee also reviewed data from other proprietary benchmarking surveys for additional market perspective and to validate the peer group data.

The Committee understands the inherent limitations in using any peer group or data set, including fluctuations in survey participation from year to year and competition for executive talent by companies potentially much larger than Callon. Accordingly, the Committee does not consider data collected from any of these sources to be prescriptive. Rather, the Committee relies upon this and similar data as reference points around which to make informed decisions about the appropriate level and form of compensation for each NEO.

Risk Assessment Related to our Compensation Structure

The Committee believes our compensation plans and policies are appropriately structured to encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long term. The Committee, with the assistance of the Consultant, reviewed the elements of executive compensation during 2016 to determine whether any portion of executive compensation encouraged excessive risk taking. Our management conducted a similar risk assessment with respect to other employees. Upon evaluation of those assessments, the Committee and management concluded that our compensation policies and practices for the NEOs and other employees do not present risks that are reasonably likely to have a material adverse effect on the Company. The Committee’s risk review identified the following risk mitigating features designed into our executive compensation program:

•	A balance of short-term and long-term programs to focus management on both elements of Callon’s performance;
•

Annual long-term equity and equity-based incentives designed to be the largest component of each NEOs compensation package, with typical vesting periods of three years that are based on the value of our common stock and not on any particular metric that could encourage excessive risk-taking;

•	Performance criteria and targets designed to encourage performance, but not excessive risk taking;
•	The use by the Committee of its discretion to assess annual performance in the bonus plan;
•	Performance targets measured at the corporate level, rather than at the individual or business unit level;
•	Committee discretion to decrease bonus payouts if it believed management exercised excessive risk taking;
•	Reasonable change-in-control severance protections; and
•	Significant executive stock ownership requirements.

Executive Compensation Components and Philosophy

Our pay-for-performance philosophy is demonstrated in the mix of compensation that we provide to our named executive officers. The Committee designs our compensation program to maintain a balance between rewarding the achievement of short-term or annual predetermined performance objectives and long-term objectives to align the interests of our executives with those of our stockholders. Accordingly, a significant portion of our named executive officers' compensation in 2016 was in the form of annual cash incentives and long-term equity-based incentives. Our executive compensation program is designed to do the following:

•	Reward the management team for delivering results against its long-term objectives, thereby creating value for the stockholders;
•	Emphasize pay for performance, in which Company and individual performance substantially influence an NEO’s total compensation opportunity;
•	Attract and retain a highly qualified and motivated management team by offering industry competitive opportunities;
•	Hold NEOs accountable and appropriately reward them for their contributions to the achievement of our key short-term and long-term strategic objectives through the use of variable compensation; and
•

Align the compensation of our NEOs with the long-term interests of our stockholders by adjusting our compensation programs to be more weighted toward at-risk, performance-based compensation, consisting of a goal-driven annual incentive program and total stockholder return (“TSR”) contingent equity awards.

The Committee believes that this approach awards and compensates our NEOs in a manner that fairly and reasonably provides incentives for the enhancement of stockholder value, for the successful implementation of our business plan, and the continuous improvement in corporate and personal performance. In order to compete in our industry, the Committee believes that our NEOs’ compensation should include the following components:

Component	Purpose	Philosophy Statement
Base Salary	• Pay for expertise and experience • Attract and retain talented executives • Provide compensation stability • Compete with comparable companies	• Fixed component of compensation reflective of individual skills, experience tenure and expertise necessary to execute our business strategy • Competitive relative to similarly-sized peers
Annual Cash Bonus Incentive

•  Motivate our executive officers to achieve our short-term business objectives that drive long-term performance while providing flexibility to respond to opportunities and changing market conditions

•  Reward achievement of financial, operating, safety and strategic goals for which NEOs are held accountable

•  Promote and encourage pay-for-performance

•  Reflective of internal equity considerations

•  Goals aligned with our annual performance targets

•  At-risk component of compensation, with modest or no reward for performance below expectations and potential for increased reward for exceptional performance

•  Provide balance in compensation programs and avoid encouraging undue risk-taking

•  Competitive relative to similarly-sized peers

Long-Term Equity / Equity-Based Incentive Awards (60% TSR Units; 40% RSUs)

•  Motivate and reward long-term achievement of business objectives, aligning the interests of our NEOs with stockholders

•  Match competitive practices to attract and retain employees

•  Provide a mix of equity awards that focuses the NEO on creating long-term value while avoiding undue risk-taking

•  Ensures that realized value to the executive aligns with value delivered to stockholders

•  Recognizes and rewards share price performance relative to industry peers

•  At-risk component of compensation, providing a strong performance-based equity component

•  Aligns compensation with sustained long-term value creation

•  Allows NEOs to acquire a meaningful and sustained ownership stake in the Company

Other (Retirement; Health Benefits; Severance)

•  Provide financial security for the NEOs and their families

•  Ensure a financial safety net

•  Provide competitive level of benefits

•  Match competitive practices to attract and retain NEOs

•  Ensure NEOs consider all possible transactions to increase stockholder value related to changes in control of the Company

•  Helps attract and retain NEO talent and remain competitive among our peers by offering a comprehensive benefits package

•  Provides financial security in the event of various individual risks and maximizes the efficiency of tax-advantaged compensation vehicles

•  Benefits levels based on peer group practices while considering stockholder value

•  Attracts and retains NEOs in a competitive and changing industry, ensures NEOs act in the best interests of the stockholders in a change in control, and settles up front any potential dispute regarding a NEOs termination

Determination of Each Element of Compensation

Base Salaries

We provide all of our employees, including the NEOs, with an annual base salary to compensate them for their services throughout the year. Our Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Permian Basin. Accordingly, the Committee evaluates our NEOs’ salaries together with other components of their compensation to ensure that the NEOs’ total compensation is competitive relative to market practices in our Peer Group or our industry in general, and is consistent with the previously discussed Committee’s compensation philosophy.

Annually, generally in March of each year, the Committee reviews the base salary of our NEOs. Individual salary amounts reflect the Committee’s subjective analysis of a number of factors, including:

•	Individual officer’s experience, skills, contributions and tenure with Callon;
•	Changes to the individual’s position within Callon;
•	Trends in compensation practices within our Peer Group and industry; and
•	The NEO’s roles, responsibilities and expected future contribution to Callon’s success.

In addition, the Committee also considers the input and recommendations of Meridian regarding base salaries, as well as the input of the CEO when evaluating base salary for the other NEOs. After considering the market analysis and advice of its Consultant, the Committee determined to keep base salaries at 2015 levels for our NEOs. Then, after taking into account the above factors and the fact that there had been no increase in NEO base salaries since 2014, and in light of the significant growth of the Company during 2016, in August 2016 the Committee approved the promotion of three of our NEOs and the increase in their base salaries commensurate with their new titles, as follows: Mr. Gatto, President – from $350,000 to $400,000; Mr. Newberry, COO – from $350,000 to $400,000; and Ms. Conn, CAO – from $190,000 to $225,000. In November 2016, the Committee elected to approve an increase in Mr. Callon’s base salary from $525,000 to $625,000, effective January 1, 2017, the first increase in his salary in four years. With guidance from Meridian, the Compensation Committee noted that these increases will ensure that the base salaries of the CEO and these NEOs will be more competitive with the Peer Group and will facilitate our ability to attract and retain the top talent.

Performance-Based Annual Cash Bonus Incentive

A core component of our NEO compensation philosophy is to emphasize pay-for-performance by structuring a significant portion of total annual compensation as “at risk.” Each year, the Compensation Committee establishes an annual performance bonus program, which is designed to promote the achievement of annual corporate goals including key financial, operating, safety and strategic goals that are aligned with the creation of stockholder value. Performance is judged at the end of the year based on successful execution of the Company’s annual business plan objectives and on a retrospective evaluation of performance against specified goals, although the Committee retains discretion to determine the ultimate bonus amount to be paid. To motivate employees to pursue our annual business goals in a way most beneficial to our stockholders, NEOs, senior management and other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a bonus. The Committee set 2016 annual bonus award opportunities for each NEO as a percentage of the NEO’s annual base salary, and ultimately awarded a cash bonus to the NEOs based on the achievement of specified Company performance goals and the NEO’s individual performance, as determined at the Committee’s discretion.

For 2016, the Committee made no changes to the target bonus opportunities, summarized in the table below:

NEO	Target Bonus Opportunity (% of Base Salary)
Fred L. Callon	100%
Gary A. Newberry	90%
Joseph C. Gatto, Jr.	90%
Other NEOs	60% – 70%

The target bonus opportunity is a guideline whereby actual bonus amounts may be greater or less than such target, in the Committee’s discretion.

Assessing Performance

For purposes of evaluating performance, the Committee, in collaboration with management and the Consultant, oversees a rigorous process to set performance goals, evaluate progress toward such goals, monitor external trends, measure competitiveness and determine compensation outcomes. During the first quarter of each year, the Committee approves our operational, financial and strategic goals for that year based on recommendations and input from management. These approved company performance goals become the individual performance goals for our CEO. The Committee believes that these quantitative factors and performance expectations, taken together, are objective indicators of overall successful performance. The Committee prefers not to rely solely on a formulaic approach that results in automatic payouts, so the Committee retains the flexibility to exercise its judgment and discretion as appropriate and take into account special or unusual factors that may have contributed to the achievement of these objectives, such as acquisitions, commodity prices, or other factors considered appropriate by the Committee at the time of the award.

The Committee meets at least once per calendar quarter and our CEO provides the Committee a detailed update on the Company’s progress toward meeting the performance goals and bonus objectives for the year. The Consultant also provides updates on governance trends, regulatory changes and industry compensation matters at the meetings. The Committee reviews industry compensation data and relevant external trends, along with an assessment of our progress toward our operational, financial and strategic goals and each NEOs contributions toward our achievement of such goals, to determine the appropriate compensation actions.

Below are the 2016 operations, financial and strategic goals, the rationale behind these goals, and 2016 results.

Performance Goal	Assessment	Result
Operate in a Safe and Environmentally Friendly Manner	Achieved an OSHA Recordable Incident Rate (ORIR), of 0.58, below our average ORIRs reported for the past three years.	Exceeded Expectations
Increase Daily Production (a)	Increased both daily and annual Permian production by 59%, from 9,610 BOE/d in 2015 (80% oil) to 15,227 BOE/d in 2016 (77% oil).	Exceeded Expectations
Increase Proved Reserves (a)

Grew estimated net proved reserves by 69% to 91.6 MMBOE in 2016 (78% oil) vs. 54.3 MMBOE at year-end 2015, for an increase of 37.3 MMBOE. Importantly, our year-end 2016 reserves were 47.2% PDP and replaced more than 300% of our 2016 production of  5,573  MBOE.

Exceeded Expectations
Increase Financial Flexibility

Successfully executed four strategic equity offerings, raising over $1.4 billion in net proceeds, funding growth and reducing leverage. Achieved an indication to increase our Credit Facility borrowing base from $385 million to $500 million, electing to maintain at $385 million.

Exceeded Expectations
Maintain appropriate DEBT/EBITDA level	Maintained DEBT/EBITDA level below 2.27x. See comments related to “Increase Financial Flexibility” goal above for other factors driving this outperformance.	Exceeded Expectations
Reduce Lease Operating Expense (“LOE”)	Reduced LOE by 11% to $6.88/BOE vs. $7.71/BOE in 2015.	Exceeded Expectations
Reduce Cash G&A Expense	Reduced per-BOE Adjusted cash G&A by 31% to $2.88/BOE vs. $4.16/BOE in 2015.	Exceeded Expectations
Reduce Drill-Bit Finding & Development ("F&D") Costs	Maintained F&D costs with $8.99/BOE in 2016 vs. $8.98/BOE in 2015.	Met Expectations

(a)	Successful acquisitions added daily production and proved reserve growth of approximately 2,671 BOE/d and 31.1 MMBOE, respectively.

In addition to performance criteria above, the Committee considers the economic environment, commodity price fluctuations and other unforeseen influences (adverse or beneficial) in its evaluation. For 2016, the Committee took into account the following in setting bonus compensation:

•	Management’s ability to position the Company for success during a challenging commodity pricing environment;
•

Management’s ability to selectively identify and successfully pursue acquisitions in a challenging market, using creative structures to bridge valuation gaps, more than doubling the Company’s acreage position;

•

Management’s ability to promptly redirect our strategy to reflect the decline in oil prices, managing spending levels by reducing capital expenditures as a result of lower activity, efficiencies and service cost reductions, and high-grading our drilling operations;

•	Management’s continued progress in building a strong technical team and promoting and enhancing communication and teamwork throughout Callon; and
•	Management’s ability to protect margins through well-managed oil and gas derivative positions.

The Committee evaluated the NEOs performance against the 2016 performance criteria described above and determined that overall the management team significantly exceeded expectations on most of the financial and operational goals, along with other strategic achievements as noted above, ending the year with a very strong balance sheet and an increased stock price during a time of low and volatile commodity prices. Based on the results of the Committee’s assessment set forth above, the Committee determined actual bonus amounts paid for 2016 performance above target as follows:

Named Officer	2016 Annual Bonus ($)
Fred L. Callon	$918,750
Gary A. Newberry	630,000
Joseph C. Gatto, Jr.	630,000
Jerry A. Weant	250,000
Mitzi P. Conn	250,000

Annual Award of Long-term Equity and Equity-Based Incentives

We believe restricted stock awards and performance stock units have retentive attributes and effectively align our executive officers' interests with the interests of our stockholders on a long-term basis. Performance stock units also have an additional performance-based component that compares our performance with that of our peer companies. We believe this combination of long-term equity awards appropriately provides incentives that capture absolute total return performance of our common stock as well as awards that also capture variable performance relative to the performance of other oil and gas companies. The Committee believes that granting long-term equity and equity-based incentive awards are the most effective means to provide a substantial forward-looking incentive to our NEOs that emphasizes:

•	Long-term value creation by linking compensation provided to our NEOs with long-term operational success;
•	Aligns the long-term interests of our NEOs with those of our stockholders by directly linking rewards to stockholder return and our pay-for-performance philosophy; and
•	Fosters meaningful equity participation by our executive officers.

The Committee administers our long-term incentive plans, including approving award recipients, determining the total number of awards, vesting of awards and performance criteria, including TSR. The vesting period incorporated into stock-based compensation fosters a longer-term perspective necessary for executive retention, stability and continuity. For the grant of equity compensation to NEOs, the Committee will typically consider information provided by the Consultant related to the overall competitive environment associated with long-term compensation. We have no program, plan or obligation that requires us to grant equity compensation on specified dates. However, the Committee adheres to our policy of only granting stock-based compensation grants during open trading windows.

For 2016 long term incentive grants, the Committee approved a 40%/60% mix for our NEOs of time-based awards and performance-based awards tied to relative TSR, with a portion of each award paid in cash. The following table sets forth the number of restricted stock units, phantom units and TSR phantom units awarded to the NEOs in 2016:

Named Officer	Total Value	Restricted Stock Units Payable in Common Stock (a)		Phantom Units Payable in Cash (d)	TSR Phantom Units Payable in Stock (e)	TSR Phantom Units Payable in Cash (e)
Fred L. Callon	$2,200,000	67,631		11,935	59,675	59,675
Gary A. Newberry	1,907,000	86,890	(b)	6,510	32,550	32,550
Joseph C. Gatto, Jr.	1,907,000	86,890	(b)	6,510	32,550	32,550
Jerry A. Weant	330,000	10,145		1,790	8,951	8,951
Mitzi P. Conn	471,400	20,145	(c)	1,790	8,951	8,951

(a)	Amount represents restricted stock units vesting on May 13, 2019 and payable in Company common stock on the vesting date.
(b)	Amounts include 50,000 restricted stock units awarded in conjunction with the promotion, vesting on August 24, 2019.
(c)	Amount includes 10,000 restricted stock units awarded in conjunction with the promotion, vesting on August 24, 2019.
(d)	Amount represents phantom shares vesting on May 13, 2019 and payable in cash based on closing NYSE market price of the Common Stock on the date of vesting.
(e)	The 2016 TSR Phantom Unit Award is payable 50% in cash and 50% in common stock, and will vest on December 31, 2018 between 0% and 200% based on our TSR when compared to pre-determined peer companies.

Performance Unit Program. Under this program, the Committee determined that performance should be measured objectively rather than subjectively and should be based on relative TSR (as defined in the award agreements) over a long-term performance period. NEOs receive a combination of cash payment and common shares based on our share price and relative TSR against the peer companies over the specified performance period. The Committee believes relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance and provides the best alignment of the interests of management and the company’s stockholders. The Committee also believes that the performance unit program provides a good balance to the restricted stock program. On the grant date, an employee is awarded a number of “TSR Performance Units.” The TSR Performance Units are eligible for vesting if the employee continues to be employed until the vesting date specified in the award agreement. When the TSR Performance Units vest, the executive is entitled to a cash payment equal to the fair market value of the “adjusted” TSR Performance Units and a related number of common shares. TSR is the change in the common stock price plus dividends using a 20-day average at the beginning and end of the performance period. The scale of payout ranges between maximum, or 200% of target, and a minimum, or 0% of target, as set forth below, to incentivize our NEOs.

The number of adjusted TSR Performance Units is calculated by comparing Callon’s TSR to the TSR of the peer companies specified in the award agreement, according to the following schedule for awards made in May 2016.

Callon’s TSR Rank among the Peer Companies	TSR Phantom Shares Vesting as a Percentage of Target
1 – 2	200%
3	183%
4	163%
5	142%
6	121%
7	100%
8	75%
9	50%
10	25%
11 – 13	0%

TSR Phantom Units – Results for Performance Period Ending December 31, 2016. In May 2014, our Compensation Committee granted TSR Phantom Units to the NEOs, which vested on December 31, 2016. Under the provisions of these awards, the targeted performance shares were subject to our relative TSR performance compared with the TSR of the peer companies specified in the award grant. As detailed in the table below, Callon ranked first relative to the 10 companies in the agreed upon peer companies, resulting in 200% of the number of awarded TSR Phantom Units being paid in cash.

The table below summarizes the TSR Phantom Units earned by the NEOs for the 2014/2016 performance periods:

Named Officer	Target Number of TSR Units (Payable in Cash)	Payout % of Target	Actual Vested TSR Units (Payable in Cash)
Fred L. Callon	98,916	200%	197,832
Gary A. Newberry	36,145	200%	72,290
Joseph C. Gatto, Jr.	36,145	200%	72,290
Jerry A. Weant	9,880	200%	19,760
Mitzi P. Conn	9,880	200%	19,760

Other Compensation

Perquisites and Other Benefits

Benefits represent a relatively small part of our overall compensation package, however, these benefits help attract and retain senior level executives, and we review these benefits annually to ensure that they are competitive with industry norms. We provide benefits to all of our employees commonly offered in the oil and gas E&P industry. These benefits consist of:

•	Group medical and dental insurance program for employees and their qualified dependents;
•	Group life insurance for employees and their spouses;
•	Accidental death and dismemberment coverage for employees;
•	Long-term disability coverage
•	Callon sponsored cafeteria plan; and
•	401(k) employee savings and protection plan.

We pay the full costs of these benefits, including the 401(k) plan administration for all employees. Employee life insurance amounts surpassing the Internal Revenue Service maximum are treated as additional compensation to all employees. Our 401(k) contribution to each qualified participant, including the NEOs, is calculated based on 5% of the employee’s IRS eligible salary, excluding annual cash bonuses, and is paid one-half in cash and one-

half in our common stock, limited to IRS regulation dollar limits. We also match employee deferral amounts, including amounts deferred by NEOs, up to a maximum of 5% of IRS eligible compensation.

Each year, we purchase a certain number of hours of flight time through a fractional aircraft ownership arrangement. These hours are made available for business use to the NEOs and our other employees in connection with their business travel requirements in an effort to reduce travel time and related disruptions and to provide additional security. We believe these flight hours are a cost-effective way to increase the NEOs availability, efficiency, and productivity. The Committee disallows employees, including NEOs, from using these hours for personal use, though the Committee recognizes occasions will arise when a personal guest (including a family member) will accompany an employee on a business-related flight at no, or immaterial, incremental cost to Callon.

Our NEOs are entitled to certain benefits, or perquisites, that are not otherwise available to all of our employees. We provide the CEO, President, COO and other executive officers with use of a Company automobile. We purchase the automobile and pay for all maintenance, repairs, insurance and fuel. The employee is required to recognize taxable income using the Internal Revenue Service’s annual lease value method for personal use of the vehicle. We also pay a portion of the annual premium for our CEO’s term life insurance policy, for which he is the sole beneficiary. The costs associated with these benefits for the NEOs are reported as “Other Compensation” in the Summary Compensation Table. The Committee believes these perquisites are modest yet competitive with the perquisites provided to similarly situated oil and gas industry executives, and include the value of such benefits in determining total compensation of our NEOs.

Severance Protection

We have no employment agreements with our NEOs, though the Compensation Committee believes that change-in-control severance arrangements serve stockholders’ best interests by diminishing the potential distraction created by the personal uncertainties and risks that may affect our executives’ focus in the context of a potential corporate restructuring or change-in-control transaction. These protections also help ensure continuity of management in the event of certain corporate transactions. However, the Committee believes that executives should not be unduly enriched if change-in-control severance arrangements are triggered. Accordingly, each NEO has entered into an agreement with the Company that defines the circumstances under which severance benefits would be paid. We believe that these provisions create important retention tools, provide our NEOs with value in the event of a termination of employment that was beyond management’s control and allow them to focus their attention and energy on making objective business decisions that are in the stockholders’ best interest, without allowing personal considerations to overshadow the decision-making process.

These agreements include certain non-competition and non-solicitation provisions and are triggered only if there is both a change in control of the Company and a qualifying termination of employment (commonly called a “double trigger”). In addition, in order to protect us if the benefits are triggered, the agreements contain a “claw back” provision that will apply in the event the NEO violates any of these provisions. None of the agreements includes an excise tax gross-up provision, and the Committee chose not to provide guaranteed severance benefits outside of a change-in-control.

Stock Ownership Policy

Consistent with its goal of driving long-term value creation for our stockholders and in order to discourage undue risk-taking, the Committee’s stock ownership guidelines require significant stock ownership by the NEOs and Directors. The Committee believes that requiring meaningful stock ownership by our NEOs and Directors is critical in aligning their interests with the interests of our stockholders. In March 2008, the Committee adopted a stock ownership policy, which applies to the CEO and the other NEOs. In 2012, the Committee established ownership requirements for our outside directors described below. The provisions of the policies provide for the investment position, computed on December 31 of each year as follows:

NEO/Directors	Required Common Stock Ownership as Multiple of Annual Base Salary / Annual Retainer
CEO	6x
Other NEOs	2x
Directors	5x

Investment position is defined as calculated value of shares owned, shares owned indirectly, equivalent shares invested in the NEO’s 401(k) plan, and unvested portion of time-based restricted shares. Value attributable to shares represented by both vested and unvested stock options and the value of unvested performance-based shares is excluded.

Each NEO has a period of five years from the date of adoption to attain the required investment position. If a NEO becomes subject to a greater investment position due to a promotion or an increase in salary, the NEO will be expected to attain the increased investment position within three years of the change. The Committee reserves the right to approve an alternate stock ownership guideline for NEOs who can demonstrate a severe hardship in meeting the general guidelines.

Each outside director is required to achieve a minimum value of common stock equal to at least five times the annual retainer within the next five years following adoption of the policy or election as a director.

Internal Revenue Service Limitations

When establishing our compensation programs, the Committee considers the effects of relevant tax laws. The Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to any “covered employee.” However, the $1 million limit does not apply to qualifying performance-based compensation that is paid pursuant to stockholder-approved plans and is approved by directors who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Committee generally structures and administers executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit, where appropriate. However, to maintain flexibility in structuring appropriate compensation programs, the Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate.

Insider Trading Policy

We have an Insider Trading Policy under which all employees, including our NEOs and members of our Board, are prohibited from engaging in short-term or speculative transactions in our securities, including short sales, options and other derivatives, and from holding Company securities in a margin account or pledging securities as collateral for a loan during periodic “trading blackout” periods. When material non-public information about us may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management.

Certain Relationships and Related Party Transactions

The Board’s Audit Committee charter provides that the Audit Committee shall review and approve all related party transactions. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, our Code of Business Conduct and Ethics provides that an officer’s or a Director’s conflict of interest with Callon may only be waived if the Nominating and Corporate Governance Committee approves the waiver and the full Board ratifies the waiver. As of December 31, 2016, we are not aware of any related party transactions with our executive officers that may cause a conflict of interest with us.

Recoupment Policy

We have no recoupment policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation, though the Committee continuously evaluates the need to adopt such a policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and based on such review and discussions, the Committee has recommended to the Board that the CD&A be included in this Proxy Statement relating to the 2017 Annual Meeting of Stockholders.

Respectfully submitted by the Compensation Committee of the Board,

L. Richard Flury, Chairman

Larry D. McVay

Anthony J. Nocchiero

John C. Wallace

James M. Trimble

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2011 Omnibus Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal years 2014, 2015 and 2016 compensation awarded to, earned by or paid to the Company’s named executive officers, which includes the Company’s Chief Executive Officer, President and Chief Financial Officer, Chief Operating Officer and two other most highly compensated NEOs

Name	Year	Annual Salary		Cash Bonus		Stock Awards		Other (h)	Total
Fred L. Callon	2016	$525,000		$918,750	(d)	$2,200,000	(e)	$53,633	$3,697,383
Chairman and CEO	2015	$525,000		$800,000		$1,642,000	(f)	53,347	3,020,347
	2014	$525,000		$787,500		$1,642,000	(g)	53,263	3,007,763

Gary A. Newberry	2016	$367,308	(a)	$630,000	(d)	$1,907,000	(e)	$40,613	$2,944,921
Senior Vice President and COO	2015	$350,000		$600,000		$600,000	(f)	40,522	1,590,522
	2014	$350,000		$500,000		$600,000	(g)	40,524	1,490,524

Joseph C. Gatto, Jr.	2016	$367,308	(b)	$630,000	(d)	$1,907,000	(e)	$35,948	$2,940,256
President, CFO and Treasurer	2015	$350,000		$600,000		$600,000	(f)	35,281	1,585,281
	2014	$330,769		$500,000		$600,000	(g)	33,983	1,464,752

Jerry A. Weant	2016	$250,000		$250,000	(d)	$330,000	(e)	$36,740	$866,740
Vice President of Land	2015	$250,000		$225,000		$300,000	(f)	36,661	811,661
	2014	$250,000		$200,000		$164,000	(g)	34,167	648,167

Mitzi P. Conn	2016	$198,370	(c)	$250,000	(d)	$471,400	(e)	$28,811	$948,581
Vice President and CAO	2015	$190,000		$225,000		$300,000	(f)	30,194	745,194
	2014	$180,385		$200,000		$164,000	(g)	28,026	572,411

(a)	During August 2016, Mr. Newberry was promoted to COO, which increased his salary to $400,000.
(b)	During August 2016, Mr. Gatto was promoted to President, which increased his salary to $400,000.
(c)	During August 2016, Mrs. Conn was promoted to Vice President and CAO, which increased her salary to $225,000.
(d)	Cash bonus awarded in March 2017 in recognition of 2016 performance.
(e)

Represents the grant date fair value of the restricted stock units and TSR phantom shares granted to the NEOs on May 13, 2016 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017.

(f)

Represents the grant date fair value of the restricted stock units and TSR phantom shares granted to the NEOs on May 15, 2015 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 5, 2016.

(g)

Represents the grant date fair value of the restricted stock units and TSR phantom shares granted to the NEOs on May 14, 2014 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 7 and 8 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 5, 2015.

(h)	See the Table of All Other Compensation and related footnotes below for reconciliation of Other.

Table of All Other Compensation

Name	Year	Company Contributed Cash to 401(k)	Company Contributed Common Stock to 401(k) (a)	Company Provided Auto (b)	Company Paid Other (c)	Total
Fred L. Callon	2016	$19,875	$6,625	$12,444	$14,689	$53,633
	2015	19,875	6,625	12,158	14,689	53,347
	2014	19,500	6,500	12,574	14,689	53,263

Gary A. Newberry	2016	$19,875	$6,625	$14,113	$-	$40,613
	2015	19,875	6,625	14,022	-	40,522
	2014	19,500	6,500	14,524	-	40,524

Joseph C. Gatto, Jr.	2016	$19,875	$6,625	$9,448	$-	$35,948
	2015	19,875	6,625	8,781	-	35,281
	2014	19,500	6,500	7,983	-	33,983

Jerry A. Weant	2016	$18,750	$6,250	$11,740	$-	$36,740
	2015	18,750	6,250	11,661	-	36,661
	2014	18,750	6,250	9,167	-	34,167

Mitzi P. Conn	2016	$15,159	$5,053	$8,599	$-	$28,811
	2015	14,250	4,750	11,194	-	30,194
	2014	13,529	4,510	9,987	-	28,026

(a)

Subject to IRS limits, Company contributions to each person’s 401(k) account consist of a basic contribution equal to five percent (5%) of eligible annual base salary (funded one-half in cash and one-half in equivalent-valued common stock) plus a matching amount (limited to five percent (5%) of eligible annual base salary if such employee individually contributed at least eight percent (8%) of their eligible annual base salary). The number of shares contributed is determined on a monthly basis by dividing one-half of the total basic cash contribution by the closing market price on the last trading day of the month.

(b)	Represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS Reg §1.61-21, Taxation of Fringe Benefits.
(c)	Represents premiums paid by us on a personal life insurance policy for which Mr. Callon is the sole beneficiary.

Grants of Plan-Based Awards During 2016

The following table presents grants of equity awards during the fiscal year ending December 31, 2016:

		Estimated Future Payouts Under Equity Incentive Plan Awards (a)
Name	Grant Date	Threshold	Target	Maximum	Other Awards (Shares or Units)		Grant Date Fair Value (e)
Fred L. Callon	05/13/2016	-	-	-	67,631	(b)	$747,999
	05/13/2016	-	-	-	11,935	(c)	132,001
	05/13/2016	-	119,350	238,700	-		1,320,011

Gary A. Newberry	05/13/2016	-	-	-	36,890	(b)	$408,003
	05/13/2016	-	-	-	6,510	(c)	72,001
	05/13/2016	-	65,100	130,200	-		720,006
	08/24/2016	-	-	-	50,000	(d)	707,000

Joseph C. Gatto, Jr.	05/13/2016	-	-	-	36,890	(b)	$408,003
	05/13/2016	-	-	-	6,510	(c)	72,001
	05/13/2016	-	65,100	130,200	-		720,006
	08/24/2016	-	-	-	50,000	(d)	707,000

Jerry A. Weant	05/13/2016	-	-	-	10,145	(b)	$112,204
	05/13/2016	-	-	-	1,790	(c)	19,797
	05/13/2016	-	17,902	35,804	-		197,996

Mitzi P. Conn	05/13/2016	-	-	-	10,145	(b)	$112,204
	05/13/2016	-	-	-	1,790	(c)	19,797
	05/13/2016	-	17,902	35,804	-		197,996
	08/24/2016	-	-	-	10,000	(d)	141,400

(a)

Amounts represent TSR phantom shares payable in 50% cash and 50% common stock on the vesting date, which will be adjusted between 0% and 200% based on our TSR compared with the TSR of the peer companies. The adjusted performance-based phantom shares will vest on December 31, 2018.

(b)	Amounts represent restricted stock units vesting on May 13, 2019 and will be settled in common stock.
(c)	Amounts represent phantom shares vesting on May 13, 2019 and will be settled in cash based on the closing NYSE market price of the Company’s Common Stock on the vesting date.
(d)	Amounts represent restricted stock units vesting on August 24, 2019 and will be settled in common stock.
(e)

This column shows the grant date fair value of the awards granted to the NEOs on the date indicated computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value.

Stock-Based Incentive Compensation Plans

The 2011 Plan was approved by stockholders on May 12, 2011 and amended on May 14, 2015. Awards available under the 2011 Plan include grants of stock options, stock appreciation rights or units, restricted stock, restricted stock units, phantom stock or performance shares or units. As of March  17, 2017, 2,270,448 shares remain unissued within the 2011 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning all unexercised and unvested stock awards that were held as of December 31, 2016 for the NEOs:

	Option Awards				Stock Awards
					Unvested Shares or Units of Stock			Equity Incentive Plan Awards
Name	Number of Securities Underlying Exercisable Options		Option Exercise Price	Option Expiration Date	Number of Unvested shares or Units of Stock		Market Value of Unvested Shares or Units of Stock (g)	Number of Unearned Shares, Units or Other Unvested Rights		Market of Payout Value of Unearned Shares, Units or Other Unvested Rights (g)
Fred L. Callon	-		-	-	56,052	(c)	$861,519	9,892	(h)	$152,040
	-		-	-	68,000	(d)	1,045,160	12,000	(i)	184,440
	-		-	-	67,631	(e)	1,039,488	11,935	(j)	183,441
	60,000	(a)	-	-	-		-	-		922,200
	60,000	(a)	-	-	-		922,200	-		-
	59,675	(b)	-	-	-		-	-		917,205
	59,675	(b)	-	-	-		917,205	-		-

Gary A. Newberry	-		-	-	20,482	(c)	$314,808	3,614	(h)	$55,547
	-		-	-	24,848	(d)	381,914	4,385	(i)	67,397
	-		-	-	36,890	(e)	566,999	6,510	(j)	100,059
	-		-	-	50,000	(f)	768,500	-		-
	21,924	(a)	-	-	-		-	-		336,972
	21,924	(a)	-	-	-		336,972	-		-
	32,550	(b)	-	-	-		-	-		500,294
	32,550	(b)	-	-	-		500,294	-		-

Joseph C. Gatto, Jr.	-		-	-	20,482	(c)	$314,808	3,614	(h)	$55,547
	-		-	-	24,848	(d)	381,914	4,385	(i)	67,397
	-		-	-	36,890	(e)	566,999	6,510	(j)	100,059
	-		-	-	50,000	(f)	768,500	-		-
	21,924	(a)	-	-			-	-		336,972
	21,924	(a)	-	-	-		336,972	-		-
	32,550	(b)	-	-	-		-	-		500,294
	32,550	(b)	-	-	-		500,294	-		-

Jerry A. Weant	-		-	-	5,598	(c)	$86,041	988	(h)	$15,186
	-		-	-	12,424	(d)	190,957	2,192	(i)	33,691
	-		-	-	10,145	(e)	155,929	1,790	(j)	27,512
	10,962	(a)	-	-	-		-	-		168,486
	10,962	(a)	-	-	-		168,486	-		-
	8,951	(b)	-	-	-		-	-		137,577
	8,951	(b)	-	-	-		137,577	-		-

Mitzi P. Conn	-		-	-	5,598	(c)	$86,041	988	(h)	$15,186
	-		-	-	12,424	(d)	190,957	2,192	(i)	33,691
	-		-	-	10,145	(e)	155,929	1,790	(j)	27,512
	-		-	-	10,000	(f)	153,700	-		-
	10,962	(a)	-	-	-		-	-		168,486
	10,962	(a)	-	-	-		168,486	-		-
	8,951	(b)	-	-	-		-	-		137,577
	8,951	(b)	-	-	-		137,577	-		-

(a)

Amounts represent performance-based phantom shares settleable in 50% cash and 50% common stock on the vesting date and which will be adjusted between 0% and 200% based on our TSR compared to our specified peer companies. The adjusted performance-based phantom shares will vest on December 31, 2017.

(b)

Amount represents performance-based phantom shares settleable in 50% cash and 50% common stock on the vesting date and which will be adjusted between 0% and 200% based on our TSR compared to our specified peer companies. The adjusted performance-based phantom shares will vest on December 31, 2018.

(c)	Represents restricted stock units awarded May 14, 2014 and are settleable in stock on the May 14, 2017 vesting date.
(d)	Represents restricted stock units awarded May 15, 2015 and are settleable in stock on the May 15, 2018 vesting date.
(e)	Represents restricted stock units awarded May 13, 2016 and are settleable in stock on the May 13, 2019 vesting date.
(f)	Amounts calculated using the closing price of $15.37 per share of our common stock on the NYSE on the last trading day of 2016.
(g)	Represents restricted stock units awarded August 24, 2016 and are settleable in stock on the August 24, 2019 vesting date.
(h)	Represents phantom stock shares awarded May 14, 2014 and are settleable in cash on the May 14, 2017 vesting date.
(i)	Represents phantom stock shares awarded May 15, 2015 and are settleable in cash on the May 15, 2018 vesting date.
(j)	Represents phantom stock shares awarded May 13, 2016 and are settleable in cash on the May 13, 2019 vesting date.

Option Exercises and Stock Vested

The following table provides information about the value realized by the NEOs on option exercises, vesting of restricted stock units, phantom shares, and TSR phantom share award payouts during 2016:

	Exercise			Vesting
Name	Number of Shares Acquired (a)	Value Realized $		Number of Shares Acquired		Value Realized $ (f)
Fred L. Callon	—	$3,040,678	(b)	160,378	(d)	$1,733,686
	—	308,350	(c)

Gary A. Newberry	—	$1,111,097	(b)	40,095	(d)	$433,427
	—	77,082	(c)

Joseph C. Gatto, Jr.	—	$1,111,097	(b)	40,095	(d)	$433,427
	—	77,082	(c)	.

Jerry A. Weant	—	$303,711	(b)	33,333	(e)	$388,663

Mitzi P. Conn	—	$303,711	(b)	16,038	(d)	$173,371
	—	30,833	(c)

(a)	There were no options exercised by any NEO in 2016.
(b)

Includes the value of the vesting of performance-based phantom shares on December 31, 2016 that were settled in cash. The value realized reflects the taxable value to the NEO as of the date of the vesting of performance-based phantom share awards.

(c)	Represents restricted stock units awarded May 15, 2013 that were settled in cash on the May 15, 2016 vesting date.
(d)	Represents restricted stock awarded May 15, 2013 that were settled in stock on the May 15, 2016 vesting date.
(e)	Represents 100,000 restricted stock units awarded September 16, 2013 that were settled in stock. Units vested one-third on each subsequent July 1st anniversary date following the award date.
(f)	Represents the aggregate dollar amount realized on the date of the vesting of the restricted stock based on the market price of a share of Company common stock on the NYSE on the vesting date.

Employment Agreements, Termination of Employment and Change‑in‑Control Arrangements

Employment Agreements. We do not have employment agreements with any of our executive officers.

Severance Compensation Agreements. We entered into Severance Compensation Agreements (“SCA”) with each of our NEOs. The SCA will terminate, except to the extent that any obligation of Callon thereunder remains unpaid as of such time, upon the earliest of (i) December 31, 2017, provided, however, that, on each anniversary date thereafter, the expiration date shall automatically be extended for one additional year unless, immediately prior to such anniversary date, either party shall have given written notice that it does not wish to extend this SCA, but in no event shall the expiration date be earlier than the second anniversary of the effective date of a change of control; (ii) the termination of the NEOs employment with Callon based on death, disability (as defined in the SCA), or cause (as defined in the SCA); and (iii) the voluntary resignation of the NEOs for any reason other than good reason (as defined in the SCA).

Pursuant to the SCA, if the executive incurs a “separation from service” from Callon (as such term is defined in final Treasury Regulations issued under Code Section 409A and other authoritative guidance issued thereunder)

without cause by Callon or for good reason by him within two years following a change of control of Callon (or in certain cases, prior to a change of control), then the executive is entitled to a single lump-sum cash payment (payable on the date that is six months following the triggering event) in an amount equal to three times the sum (with respect to Mr. Callon) of (i) the annual base salary in effect immediately prior to the change of control or, if higher, in effect immediately prior to the separation from service, and (ii) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the change of control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the change of control occurs. For the other NEOs, the salary and bonus multiple is two times. In addition, we must maintain at our expense until thirty-six months after a separation from service all life, disability, medical, dental, accident, and health insurance coverage for Mr. Callon. For the other NEOs, the continued benefit period is twenty-four months. If the executive’s employment is terminated because of his death or disability, we are only required to make such payments if the termination occurred within six months after a change of control. “Good reason” is generally defined in the SCA as a change in the executive’s compensation, benefits, position, responsibilities, or location. A change of control is generally defined in the SCA as (i) any person or group of persons acting in concert shall have become the beneficial owner of more than 50% of our outstanding common stock; (ii) our stockholders shall cause a change in the majority of the members of the Board within a twelve-month period; or (iii) we or our stockholders shall enter into an agreement to dispose of all or substantially all of our assets or outstanding capital stock.

The SCAs also provide that, upon a change of control, all stock options shall automatically become fully exercisable and all performance shares, restricted stock, stock appreciation rights and other similar rights held by the executive shall become fully vested, provided, however, that such acceleration of vesting shall not occur if it would be an impermissible acceleration under Section 409A of the Code. If we cannot provide for acceleration of vesting as a result of provisions in existence prior to a change of control, any plan or agreement, or Section 409A, we must provide in lieu thereof a lump-sum cash payment equal to the total value of the outstanding and unvested stock rights as of the date of separation from service.

The SCAs incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the “net-best” provision included in the SCA is appropriate. If any payment is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made.

Potential Payments Upon Termination or Change-in-Control

The following table shows the estimated gross taxable compensation payable upon termination following a change in control or upon death, disability or retirement. No amounts would be payable upon termination for other causes. The information assumes, in each case, that the officer’s termination was effective as of December 31, 2016. In presenting this disclosure, we describe amounts earned through December 31, 2016 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from us, the estimates are of the amounts which would be paid out to the executives upon their termination.

Name / Reason for Termination	Base Salary (c)	Cash Bonus (c)	Accelerated Stock Award Vesting (d)	Continued Employee Benefits (e)		Total
Fred L. Callon - CIC (a)	$1,575,000	$2,506,250	$7,144,898	$93,276	(f)	$11,319,424
Death, Disability or Retirement (b)	—	—	7,144,898	—		7,144,898

Gary A. Newberry - CIC (a)	$800,000	$1,153,333	$3,929,755	$32,806		$5,915,894
Death, Disability or Retirement (b)	—	—	3,929,755	—		3,929,755

Joseph C. Gatto, Jr. - CIC (a)	$800,000	$1,153,333	$3,929,755	$48,912		$5,932,000
Death, Disability or Retirement (b)	—	—	3,929,755	—		3,929,755

Jerry A. Weant - CIC (a)	$500,000	$450,000	$1,121,441	$32,806		$2,104,247
Death, Disability or Retirement (b)	—	—	1,121,441	—		1,121,441

Mitzi P. Conn - CIC (a)	$450,000	$450,000	$1,275,141	$48,912		$2,224,053
Death, Disability or Retirement (b)	—	—	1,275,141	—		1,275,141

(a)	We entered into a Severance Compensation Agreement with each of the NEOs listed in the table above. See “Employment Agreements, Termination of Employment and Change‑in‑Control (“CIC”) Arrangements.”
(b)

“Disability” is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six continuous months together with the reasonable likelihood, as determined by the Board after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment. “Retirement” is generally defined as the employee’s attainment of an age which the Board determines to be consistent with normal retirement age.

(c)

In accordance with Mr. Callon’s Severance Compensation Agreement, the computation uses a three-year multiple with respect to the severance amount relating to salary and target bonus, while a two-year multiple is used for the other NEOs. See “Employment Agreements, Termination of Employment and Change‑in‑Control Arrangements.”

(d)	The amounts are computed based on unvested stock awards at December 31, 2016 using the closing price of $15.37 per share of our common stock on the NYSE on the last trading day of 2016.
(e)

Benefits consist of thirty-six months of employer provided family medical and dental insurance, life insurance, dependent life insurance, accidental death coverage and disability coverage for Mr. Callon and twenty-four months for the other NEOs in the table.

(f)	Mr. Callon’s amount includes an additional allotment for each of the three years representing premiums paid on a life insurance policy for which we have no beneficial interest.

Director Compensation

The compensation of our non-employee Directors is reviewed annually by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining Director compensation, we consider the significant amount of time the Directors spend fulfilling their duties, as well as the competitive market for skilled directors. In 2016,  the Compensation Committee directly engaged Meridian to conduct an analysis of director compensation. Specifically, Meridian evaluated competitive market data, utilizing peer and general industry data for comparison. After consideration of the recommendations and competitive market data provided by Meridian, the Compensation Committee recommended an increase beginning in 2016 of $30,000 in total annual compensation, resulting in a $20,000 increase in cash compensation from $40,000 to $60,000 and a $10,000 increase in equity award value from $125,000 to $135,000.

Accordingly, in 2016, each non-employee Director received compensation consisting of an annual retainer of $60,000 per year, with an additional $20,000 per year for the chairman of the Audit Committee, an additional $15,000 per year to the chairman of the Compensation Committee, an additional $10,000 per year to the chairman of the Nominating and Corporate Governance Committee, and an additional $10,000 to the chairman of the Strategic Planning and Reserves Committee. Each non-employee Director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings. In addition to cash compensation, we also grant to our non-employee directors restricted common shares under our stock-based compensation plan. These grants are to compensate our directors and to provide them with incentives to remain as a director by offering them a long-term stake in our potential future value. During 2016, the Compensation Committee awarded restricted stock units with equivalent value equal to $135,000 each to Messrs. Flury, McVay, Wallace, Nocchiero, Bob, Trimble and Finch. The restricted stock units will vest ratably over three years or the Compensation Committee may determine in its sole discretion that the restricted stock units shall vest on a “qualified separation from service.” Members of our Board who are also officers or employees of us do not receive compensation for their services as Directors. The table below indicates the total compensation earned and paid during 2016 for each non-employee Director:

Non-Employee Director Compensation for 2016

Name	Fees Earned or Paid in Cash (a)		Stock Awards (f)		Option Awards	All Other Compensation	Total
Matthew R. Bob	$60,000		$135,000		$—	$—	$195,000

Michael L. Finch	$60,000		$135,000		$—	$—	$195,000

L. Richard Flury	$75,000	(b)	$135,000	(g)	$—	$—	$210,000

Larry D. McVay	$70,000	(c)	$135,000		$—	$—	$205,000

Anthony J. Nocchiero	$70,000	(d)	$135,000		$—	$—	$205,000

James M. Trimble	$60,000		$135,000		$—	$—	$195,000

John C. Wallace	$80,000	(e)	$135,000	(g)	$—	$—	$215,000

(a)	Does not include reimbursement of expenses associated with attending the Board meetings.
(b)

Represents annual retainer of $60,000 and an additional $15,000 for acting as chairman of the Compensation Committee. Mr. Flury elected to have his annual retainer deferred pursuant to the terms of a Deferred Compensation Plan for non-employee Directors, under which participants may elect to convert the cash fees to phantom shares and defer the receipt of the proceeds in cash until separation of service as a Director.

(c)	Represents annual retainer of $60,000 and an additional $10,000 for acting as chairman of the Strategic Planning and Reserves Committee.
(d)	Represents annual retainer of $60,000 and an additional $10,000 for acting as chairman of the Nominating and Corporate Governance Committee.
(e)	Represents annual retainer of $60,000 and an additional $20,000 per year for acting as chairman of the Audit Committee.
(f)

Amounts calculated utilizing the provisions of FASB ASC Topic 718. See notes 7 and 8 of the consolidated financial statements in our Annual Report for the year ended December 31, 2016 regarding assumptions underlying valuation of equity awards.

(g)

Represents a Director who elected to have his restricted stock award deferred pursuant to the terms of a Deferred Compensation Plan for non-employee Directors, under which participants may elect to defer the receipt of the proceeds in cash until separation of service as a Director.

STOCKHOLDERS’ PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2018 ANNUAL MEETING

Stockholders who desire to present proposals at the 2018 Annual Meeting of Stockholders and to have such proposals included in our proxy materials, must submit their proposals to us at our principal executive offices not later than December 3, 2017. If the date of the 2018 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2017 Annual Meeting of Stockholders, the deadline for submitting proposals is a reasonable time before we begin to print and mail our proxy materials for our 2018 Annual Meeting of Stockholders.

If the date of the 2018 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2017 Annual Meeting of Stockholders, we shall, in a timely manner, inform our stockholders of such change, by including a notice, under Item 5, in our earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our Proxy Statement and the new date for determining whether we may exercise discretionary voting authority because we have not received timely notice of a matter.

In order to avoid controversy as to the date on which we receive any such proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above or other applicable requirements.

Our Certificate of Incorporation requires that any person intending to nominate a person to serve as a Director of Callon must provide written notice to us of the intent to nominate at least 120 days prior to the scheduled date of the 2018 annual meeting.

ANNUAL MEETING INFORMATION

INFORMATION CONCERNING SOLICITATION AND VOTING

We are providing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to be voted at the 2017 Annual Meeting of stockholders of Callon Petroleum Company. The Annual Meeting will be held on Thursday, May 11, 2017 at 9:00 a.m. CDT in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board will primarily solicit proxies by mail, and we will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our Directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, to assist us with our solicitation efforts, we have retained the services of Morrow Sodali LLC for a fee of approximately $7,500, plus out-of-pocket expenses.

INFORMATION ABOUT VOTING AND THE MEETING

Who may vote

You may vote if you are the record holder of our common stock as of the close of business on March 17, 2017, the “Record Date.” On that date, 201,054,884 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter considered at this meeting.

Attending the Meeting

If you meet the above criteria to vote at our Annual Meeting, you may attend the Annual Meeting. If you wish to attend the Annual Meeting in person, you must present valid, government-issued picture identification. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the common stock, such as a bank or brokerage account statement, indicating that you owned shares of our common stock at the close of business on the Record Date.

For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

Proposals

Qualifying stockholders will vote on the following four proposals at the meeting:

1)	The election of Directors;
2)	Advisory approval of our executive compensation;
3)	Advisory approval of the frequency of our future advisory votes on executive compensation; and
4)	The ratification of the appointment of Grant Thornton LLP.

Notice and Access

The Company is furnishing proxy materials to its stockholders through the Internet as permitted under the rules of the Securities and Exchange Commission (the "SEC"). Under these rules, the Company’s stockholders will receive a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our proxy card, and our Annual Report on Form 10-K, often referred to as “notice and access.” We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and distributing our proxy materials. This Notice includes instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form. In addition and as described in the Notice, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until terminated by the stockholder.

Our Board has made these proxy materials available to you on the Internet on or about March 29, 2017 at https://www.iproxydirect.com/CPE, which is the cookies-free website described in the Notice. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about March 29, 2017. Please note that the Notice identifies the items on which stockholders will vote at the meeting, but stockholders cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

In addition to the proxy materials being available for review at https://www.iproxydirect.com/CPE, the site contains instructions on how to access the proxy materials on a website or to request free of charge printed materials, including a copy of our Form 10-K for the year ended December 31, 2016 as filed with the SEC. On an ongoing basis, stockholders may contact our Corporate Secretary at our principal offices in Natchez, Mississippi to request proxy materials by mail or by e-mail.

Casting your vote

There are three methods for registered stockholders to vote by proxy without attending the Annual Meeting:

1)

By Internet. You can vote online via the Internet by going to the website address for Internet voting provided on your Notice or proxy card. You will need to use the control and request ID appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CDT on May 10, 2017. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. Internet voting is available 24 hours a day.

2)

By Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CDT on May 10, 2017. Voting by telephone is available 24 hours a day.

3)

By Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the reply envelope provided. Please promptly mail your proxy card to ensure that we receive it prior to the closing of the polls at the Annual Meeting.

If you get more than one Notice and/or Proxy Statement then it means that your shares are likely registered in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive. If you send us a signed proxy card without marking your voting selections, your shares will be voted on each proposal as recommended by our Board, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.

Difference Between a “Stockholder of Record” and a “Street Name” Holder

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. You will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote shares held in street name, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but they are not permitted to vote (a “broker non-vote”) on non-routine or non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of Directors and the non-binding advisory proposal on executive compensation, but such brokers may exercise discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm. Your vote is especially important. Therefore, please promptly instruct your broker regarding how to vote your shares on these matters.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. If you need assistance in obtaining a legal proxy, please call Morrow Sodali LLC toll-free at (877) 787-9239. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.

Revoking a proxy

You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal offices in Natchez, Mississippi before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not necessarily revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Recommendation of the Board

The Board unanimously recommends you vote “FOR” each of the proposals. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	“FOR” the election of each of the nominees named in this Proxy Statement to our Board of Directors;
•	“FOR” the approval, on an advisory basis, of our executive compensation;
•	“FOR” “One Year” as the frequency of our future advisory votes on the compensation of our executive officers; and
•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017

Counting the Vote

We have appointed Issuer Direct to serve as the inspector of election and to tabulate and certify the vote.

Quorum

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. We will count your shares for purposes of determining if there is a quorum if either you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum.

Required Vote

Proposal 1. Election of Directors

The nominees for election as directors will be elected by a plurality of all votes cast, subject to the Company’s majority voting policy. Because the number of director nominees equals the number of directors to be elected at this Annual Meeting, to be elected, each director must receive a majority of the votes cast. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Abstentions and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome. This majority voting standard is discussed further under “Proposal 1 – Election of Directors – Majority Vote Standard”.

Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation

The advisory vote on our executive compensation is non-binding, so no specific vote is required. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as shares present and entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or our Board. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis”, which discusses in detail how our executive compensation program implements our compensation philosophy.

Proposal 3. Advisory Vote to Approve Frequency of Future Advisory Votes on Named Executive Officer Compensation

The advisory vote on the frequency of future advisory votes on the compensation of our executive officers receiving the greatest number of votes cast (i.e., one year, two years or three years) will be deemed by us as the frequency that has been selected by our stockholders. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the advisory vote. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Executive Compensation Committee will consider the outcome of the vote in determining how often to hold future advisory votes on executive compensation.

Proposal 4. Ratification of the Appointment of the Independent Registered Public Accounting Firm

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2017 fiscal year requires the affirmative vote of a majority of the shares of common stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Voting Results

We will announce the preliminary voting results at the Annual Meeting and will publish the final voting results in a current report on Form 8-K to be filed with the SEC within four business days of the meeting.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. Both we and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report and Proxy Statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this proxy statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our Annual Report and Proxy Statement in the future, you should contact your bank, broker or other nominee record holder.

FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS

Financial statements for our most recent fiscal year are contained in the 2016 Annual Report to Stockholders and our Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 27, 2017. Our Annual Report, our Annual Report on Form 10-K, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Charters of Board Committees may be accessed by stockholders on our website at www.callon.com or printed copies are available upon written request to the B.F. Weatherly, Corporate Secretary at our principal executive office in Natchez, Mississippi.

OTHER BUSINESS

The Board is not aware of any matter to be acted upon at the 2017 Annual Meeting other than those described above. If other business properly comes before the 2017 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of us and our stockholders. Please sign, date, and return your proxy promptly to avoid unnecessary expense. All stockholders are urged, regardless of the number of shares owned, to participate in the 2017 Annual Meeting by voting their shares.

By Order of the Board of Directors

March 29, 2017	Fred L. Callon
Natchez, Mississippi	Chairman and CEO

CALLON PETROLEUM COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS annual meeting OF STOCKHOLDERS – MAY 11, 2017 at 9:00 AM CDT
CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Fred L. Callon and B.F. Weatherly and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of Callon Petroleum Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 11, 2017 in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present as follows:

IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4,

AND FOR “ONE YEAR” ON PROPOSAL 3 AS INDICATED ON THE REVERSE SIDE HEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in favor.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/CPE
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF CALLON PETROLEUM COMPANY		PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	Election of Directors:	☐	☐
	Anthony J. Nocchiero (Class II Director, three-year term)			☐
	Matthew Regis Bob (Class II Director, three-year term)			☐	Control ID:
	James M. Trimble (Class II Director, three-year term)			☐	REQUEST ID:

Proposal 2		FOR	AGAINST	ABSTAIN
	The approval, by non-binding advisory vote, of the compensation of our named executive officers.	☐	☐	☐

Proposal 3		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	Advisory vote on the frequency of future advisory votes on the compensation of our executive officers.	☐	☐	☐	☐
Proposal 4		FOR	AGAINST	ABSTAIN
	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

Proposal 5
The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

The Board recommends you vote “FOR” on proposals 1, 2 and 4 and “ONE YEAR” on proposal 3.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by the Company’s Board on the proposal, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any adjournments or postponements of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.

MARK HERE FOR ADDRESS CHANGE   ☐    New Address (if applicable):

____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2017

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)

Callon Petroleum Company		CONTROL ID:
REQUEST ID:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS for the Annual Meeting of Stockholders
	DATE:	Thursday, May 11, 2017
	TIME:	9:00 am central daylight time
	LOCATION:	Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120

HOW TO REQUEST PAPER COPIES OF OUR MATERIALS

PHONE: Call toll free 1-866-752-8683	FAX: Send this card to 202-521-3464	INTERNET: https://www.iproxydirect.com/CPE and follow the on-screen instructions.	EMAIL: proxy@iproxydirect.com Include your Control ID in your email.

This communication represents a notice to access a more complete set of proxy materials available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement is available at: https://www.iproxydirect.com/CPE

If you want to receive a paper copy of the proxy materials you must request one. There is no charge to you for requesting a copy.  To facilitate timely delivery please make the request, as instructed above, before April 28, 2017.

you may enter your voting instructions at https://www.iproxydirect.com/CPE until 11:59 pm eastern time May 10, 2017.

The purposes of this meeting are as follows:

1.  to elect three Class II directors to serve on our board of directors for three years;

2.  advisory vote to approve named executive officer compensation;

3.  advisory vote on the future of frequency advisory votes on the compensation of our executive officers;

4.  ratification of the appointment of grant thornton, llp as the company’s independent registered public accounting firm for 2017; and

5.  to transact such other business as may properly come before the annual meeting or any adjustment thereof.

Pursuant to Securities and Exchange Commission rules, you are receiving this Notice that the proxy materials for the Annual Meeting  are available on the Internet. Follow the instructions above to view the materials and vote or request printed copies.

The board of directors has fixed the close of business on March 17, 2017 as the record date for the determination of stockholders  entitled to receive notice of the Annual Meeting and to vote the shares of our common stock, par value $.001 per share, they held on  that date at the meeting or any postponement or adjournment of the meeting.

The Board of Directors recommends that you vote ‘for’ proposals 1, 2 and 4 and ‘one year’ on proposal 3 above.

Please note - This is not a Proxy Card - you cannot vote by returning this card

CALLON PETROLEUM COMPANY SHAREHOLDER SERVICES 500 Perimeter Park Drive Suite D Morrisville NC 27560	FIRST-CLASS MAIL US POSTAGE PAID CARY NC PERMIT # 869

Time Sensitive shareholder information enclosed

IMPORTANT SHAREHOLDER INFORMATION

your vote is important